<PAGE 55>
CREDIT AGREEMENT

Dated as of July 31, 1998

among

VWR SCIENTIFIC PRODUCTS CORPORATION,
VWR SCIENTIFIC OF CANADA LTD.,
SCIENTIFIC HOLDINGS CORP.,
SCIENCE KIT, INC.,
WARDS NATURAL SCIENCE ESTABLISHMENT, INC.,
CENTRAL SCIENTIFIC COMPANY

and

A.J. REYNOLDS COMPANY, LLC

as Borrowers,

The Several Lenders From Time to Time
Parties Hereto

and

PNC BANK, NATIONAL ASSOCIATION
as Administrative Agent

______________________________

PNC BANK, NATIONAL ASSOCIATION
As Documentation Agent


BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION,
As Syndication Agent

Arranged By

BANCAMERICA ROBERTSON STEPHENS
and
PNC CAPITAL MARKETS, INC.


$250,000,000 CREDIT FACILITIES

<PAGE 56>



CREDIT AGREEMENT


		AGREEMENT, dated as of July 31, 1998, among VWR SCIENTIFIC PRODUCTS CORPORATION (VWR), VWR SCIENTIFIC OF CANADA LTD. (VWR Canada), SCIENTIFIC HOLDINGS CORP., SCIENCE KIT, INC., WARDS NATURAL SCIENCE ESTABLISHMENT, INC., CENTRAL SCIENTIFIC COMPANY and A.J. REYNOLDS COMPANY, LLC (each a Borrower; collectively, the Borrowers); the several banks and other financial institutions from time to time parties hereto (each a Lender; collectively, the Lenders); and PNC
BANK, NATIONAL ASSOCIATION, as Administrative Agent (in such capacity, the Administrative Agent).

W I T N E S S E T H:

		WHEREAS, this Agreement and the Loans (as defined below) hereunder are and shall be considered to be a refinancing and refunding of indebtedness under the Existing Credit Agreement (as defined below).

		NOW THEREFORE, in consideration of the promises and the agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto hereby agree as follows:




 . As used in this Agreement, the following terms shall have the following meanings:

	Affiliate: as to any Person, any other Person which, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and any member, director, officer or employee of any such Person. For purposes of this definition, control shall mean the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or in effect cause the direction of the management and policies of such Person whether by contract or otherwise.

	Agents:  the collective reference to the Administrative
Agent, the Documentation Agent, the Syndication Agent and the
Arrangers.

	Agreement: this Credit Agreement, as amended, supplemented or otherwise modified from time to time.
	Applicable Margin: on any date, for a Base Rate Loan, Eurodollar Loan, Canadian Base Rate Loan or Canadian COF Rate
Loan, the percentage per annum set forth below in the column entitled Base Rate, Euro-Rate, Canadian Base Rate or Canadian COF Rate, as appropriate, opposite the Leverage Ratio shown on the last Compliance Certificate delivered by the Borrowers to the

<PAGE 57>

Administrative Agent pursuant to subsection 7.2(b) prior to such date:

		Leverage			Canadian
	Level	      Ratio      	Base Rate	Euro-Rate	Base Rate	COF RATE

	1	Less than 1.50 to 1	0	.45%	0.45%

	2	Less than 2.00 to 1
		but greater than or
		equal to 1.50 to 1	0	.50%	0.50%

	3	Less than 2.50 to 1
		but greater than or
		equal to 2.00 to 1	0	.625%	0.625%

	4	Less than 3.00 to 1
		but greater than or
		equal to 2.50 to 1	0	.75%	0.75%

	5	Less than 3.50 to 1
		but greater than or
		equal to 3.00 to 1	0	.875%	0.875%

	6	Equal to or greater
		than 3.50 to 1	0	1.25%	01.25%

; provided, however, that (a) adjustments, if any, to the Applicable Margin resulting from a change in the Leverage Ratio shall be effective two Business Days after the Administrative Agent has received a Compliance Certificate, (b) in the event that no Compliance Certificate has been delivered for a fiscal quarter prior to the last date on which it can be delivered without violation of subsection 7.2(b), the Applicable Margin from such date until two Business Days after such Compliance Certificate is actually delivered shall be that applicable when the Leverage Ratio is in Level 6 and (c) notwithstanding anything to the contrary herein, until two Business Days after receipt by the Administrative Agent of the Compliance Certificate for the period ended September 30, 1998, the Applicable Margin shall be that applicable when the Leverage Ratio is in Level 5.

	Application: in respect of each Letter of Credit issued by the Issuing Bank, an application, in such form as the Issuing
Bank may specify from time to time, requesting issuance of such Letter of Credit.

	Arrangers:  BancAmerica Robertson Stephens and PNC Capital
Markets, Inc.

	Assignment and Acceptance: an assignment and acceptance entered into by a Lender and a Purchasing Lender, and accepted by the Administrative Agent, in the form of Exhibit H, or such other form as shall be approved by the Administrative Agent.

<PAGE 58>

	Available Canadian Dollar Commitments: at any particular time, an amount equal to the excess, if any, of the U.S. Dollar Equivalent of (a) the Canadian Dollar Commitments at such time over (b) the aggregate unpaid principal amount of the Canadian Dollar Loans at such time.

	Available Commitments: at any particular time, an amount equal to the excess, if any, of the U.S. Dollar Equivalent of the U.S. Dollar Commitments and the Canadian Dollar Commitments at such time over the sum of the U.S. Dollar Equivalent of (a) the aggregate unpaid principal amount of the U.S. Dollar Loans, the Swing Line Loans and the Canadian Dollar Loans outstanding at such time and (b) the L/C Obligations outstanding at such time.

	Available U.S. Dollar Commitment: at any particular time, an amount equal to the excess, if any, of the U.S. Dollar Commitments at such time over the sum of (a) the aggregate unpaid principal amount of the U.S. Dollar Loans at such time, (b) the aggregate unpaid principal amount of the Swing Line Loans at such time and (c) the L/C Obligations outstanding at such time; provided that, for purposes of calculating Commitment Fees payable by the U.S. Dollar Borrowers pursuant to subsection 4.1(a), the amount referred to in clause (b) of this definition shall be zero.

	Bank of America:  Bank of America National Trust and
Savings Association.

	Base Rate: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the greater of
(a) the Prime Rate in effect on such day and (b) the Federal
Funds Effective Rate in effect on such day plus 1/2 of 1%. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the definition of such term, the Base Rate shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, as the case may be.

	Base Rate Loans: Loans bearing interest at a rate determined by reference to the Base Rate.

	BOA Canada: means Bank of America Canada, a Canadian chartered bank.

	Borrowing:  either (a) a borrowing of Base Rate Loans,
Swing Line Loans or Canadian Base Rate Loans or (b) in the case of Eurodollar Loans or Canadian COF Rate Loans, a group of Loans
<PAGE 59>

of a single Type made by the U.S. Dollar Lenders or the Canadian
Dollar Lenders, as the case may be, on a single date and as to which a single Interest Period is in effect.

	Borrowing Date: any Business Day on which a Loan is to be made at the request of a Borrower under this Agreement.

	Business Day: any day other than a Saturday, Sunday or other day on which commercial banks in Philadelphia, Pennsylvania or New York, New York are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term Business Day shall also exclude any day on which banks are not open for dealings in the London interbank market; provided, further, however, that when used in connection with a Canadian Dollar Loan, the term Business Day shall also exclude any day on which banks in Toronto or Vancouver, Canada are authorized or required by law to close.

	Canadian Base Rate: for any day, a rate per annum equal to the Canadian Prime Rate in effect on such day. Any change in the Canadian Base Rate due to a change in the Canadian Prime Rate shall be effective on the effective date of such change in the Canadian Prime Rate.

	Canadian Base Rate Loans: Loans bearing interest at a rate determined by reference to the Canadian Base Rate.

	Canadian COF Rate: the cost at which BOA Canada can obtain Canadian Dollar funds in the interbank market for a period comparable in duration to the Interest Period requested by VWR
Canada in connection with a Canadian COF Rate Loan, as such cost is determined by BOA Canada.

	Canadian COF Rate Loans: Loans bearing interest at a rate determined by reference to the Canadian COF Rate.

	Canadian Dollar Commitment: as to any Canadian Dollar Lender, the obligation of such Lender to make Canadian Dollar Loans in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lenders name on Schedule I hereto under the caption Canadian Dollar Commitments, as such amount may be changed from time to time in accordance with the provisions of this Agreement.

	Canadian Dollar Commitment Percentage: as to any Canadian Dollar Lender at any time, the percentage which such Lenders Canadian Dollar Commitment then constitutes of the aggregate Canadian Dollar Commitments at such time (or, at any time after the Canadian Dollar Commitments shall have expired or been terminated, the percentage which the amount of such Lenders Canadian Dollar Exposure constitutes of the aggregate amount of the Canadian Dollar Exposure at such time).

	Canadian Dollar Exposure: as to any Canadian Dollar Lender at any date, an amount equal to the U.S. Dollar Equivalent
<PAGE 60>

of the aggregate principal amount of the Canadian Dollar Loans made by such Lender then outstanding.

	Canadian Dollar Lender: at any time, the Lender or Lenders which at that time are obligated, subject to the terms of this Agreement, to make Canadian Dollar Loans (or, at any time after the Canadian Dollar Commitments shall have expired or been terminated, any Lender that has Canadian Dollar Loans then outstanding).

	Canadian Dollar Loans:  as defined in subsection 3.1.

	Canadian Dollar Note: as defined in subsection 3.2, as the same may be amended, supplemented or otherwise modified from time to time.

	Canadian Dollars, CAN Dollars or CAN $: dollars in lawful currency of Canada.

	Canadian Prime Rate: the rate of interest per annum publicly announced from time to time by BOA Canada as its prime rate, in effect at its principal office; each change in the Canadian Prime Rate shall be effective on the date such change is publicly announced as effective.

	Canadian Subsidiary Guaranty: a Guaranty executed by a Subsidiary of VWR in favor of the Canadian Dollar Lenders pursuant to which such Subsidiary shall guarantee the repayment of the Canadian Dollar Loans, substantially in the form of Exhibit C-2 hereto, as the same may be amended, supplemented or otherwise modified from time to time.

	Capital Lease: at any time, a lease with respect to which the lessee is required to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

	Capital Lease Obligation: at any time, the amount of the obligations under Capital Leases which would be shown at such time as a liability on a consolidated balance of VWR and its consolidated Subsidiaries prepared in accordance with GAAP.

	Capital Stock: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

	Cash Equivalents:

	(a)	marketable direct obligations issued or
unconditionally guaranteed by the United States of America or any agency thereof or guaranteed by the United States of America or any agency thereof, in each case maturing within one year from the date of acquisition thereof;

<PAGE 61>

	(b)	marketable general obligations issued by any
state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within six months from the date of acquisition, having one of the two highest ratings generally obtainable from either S&P or Moodys;

	(c)	without limiting the provisions of paragraph
(d) of this definition, commercial paper maturing no more than six months from the date of acquisition thereof and, at the time of acquisition, having a rating of A-1 (or the equivalent) or higher from S&P and P-1 (or the equivalent) or higher from Moodys;

	(d)	commercial paper maturing no more than six
months from the date of acquisition thereof and issued by
(i) the holding company of any bank that has (A) combined capital, surplus and undivided profits (less any undivided losses) of not less than $250 million, (B) a Keefe Bank
Watch Rating of C or better and (C) commercial paper having a rating of A-2 (or the equivalent) from S&Ps or P-2 (or the equivalent) of higher from Moodys;

	(e)	domestic and Eurodollar certificates of
deposit, time or demand deposits or bankers acceptances
maturing within one year from the date of acquisition
issued or guaranteed by or placed with, and money market
deposit accounts issued or offered by:

	(i)	any Lender,

    (ii)	any other commercial bank organized under
the laws of the United States of America or any state thereof or the District of Columbia having combined capital, surplus and undivided profits (less any undivided losses) of not less than $500 million,

   (iii)	any branch located in the United States
of America of a commercial bank organized under the laws of the United Kingdom, Canada, France, Germany or Japan having combined capital, surplus and undivided profits (less any undivided losses) of not less than $500 million, or

    (iv)	any domestic commercial bank the deposits
of which are guaranteed by the Federal Deposit
Insurance Corporation, provided that (A) the full amount of the deposits of the Person making such Permitted Investment are so guaranteed and (B) the aggregate amount of all Cash Equivalents under this clause (e)(iv) does not exceed $500,000; and

	(f)	fully collateralized repurchase agreements with
a term of not more than 30 days for underlying securities of the type described in paragraphs (a) and (b) of this
<PAGE 62>

definition, entered into with any institution meeting the qualifications specified in clause (d) or subclauses (i) through (iii) of clause (e) of this definition

; provided, that, in each case, such obligations are payable in U.S. Dollars or Canadian Dollars.

	Change of Control:  an event or series of events by which
(i) any person or group (as such terms are defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder), other than EM Industries Incorporated and any Affiliate thereof, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under such Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that any such Person has the right to acquire without condition, other than passage of time, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 20% of the total voting power of the then outstanding Voting Stock of VWR, (ii) EM Industries Incorporated and its Affiliates are or become the beneficial owner (as defined above), directly or indirectly, of more than 50% of the total voting power of the then outstanding Voting Stock of VWR, or (iii) from and after the date hereof, individuals who on the date hereof constitute the Board of Directors of VWR (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of VWR was approved by a vote of 66-2/3% of the directors then still in office who were either directors on the date hereof or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of VWR then in office.

	Closing Date: the date on which the Lenders make their initial Loans.

	Code: the Internal Revenue Code of 1986, as amended from time to time.

	Commercial Letter of Credit:  as defined in subsection
2.4(b)(i)(B).

	Commitment Fee:  as defined in subsection 4.1(a).

	Commitment Fee Rate:  on any date the percentage per annum
set forth below opposite the Leverage Ratio shown on the last
Compliance Certificate delivered by the Borrowers to the
Administrative Agent pursuant to subsection 7.2(b) prior to such date:
	Level	Leverage Ratio				Commitment Fee Rate

	1	Less than 1.50 to 1.0	.20%

	2	Less than 2.00 to 1.0 but
		greater than or equal to
<PAGE 63>

		1.50 to 1.0	.20%

	3	Less than 2.50 to 1.0 but
		greater than or equal to
		2.00 to 1	.25%

	4	Less than 3.00 to 1 but
		greater than or equal to
		2.50 to 1	.30%

	5	Less than 3.50 to 1.0 but
		greater than or equal to
		3.00 to 1.0	.30%

	6	Equal to or greater than
		3.50 to 1.0	.30%

; provided, however, that, (a) adjustments, if any, to the Commitment Fee Rate resulting from a change in the Leverage Ratio shall be effective two Business Days after the Administrative Agent has received a Compliance Certificate, (b) in the event that no Compliance Certificate has been delivered for a fiscal quarter prior to the last day on which it can be delivered without violation of subsection 7.2(b), the Commitment Fee Rate from such date until two Business Days after such Compliance Certificate is actually delivered shall be that applicable when the Leverage Ratio is in Level 6 and (c) notwithstanding anything to the contrary contained herein, until two Business Days after receipt by the Administrative Agent of the Compliance Certificate for the period ending September 30, 1998, the Commitment Fee Rate shall be that applicable when the Leverage Ratio is in Level 5.

	Commitment Period: with respect to the U.S. Dollar Commitment or the Canadian Dollar Commitment, the period from and including the date hereof to but not including the Termination Date, or such earlier date on which such Commitment shall have terminated as provided herein.

	Commitments:  the U.S. Dollar Commitments, the Swing Line
Commitment and the Canadian Dollar Commitments.

	Commonly Controlled Entity: an entity, whether or not incorporated, which is under common control with VWR within the meaning of Section 4001 of ERISA or is part of a group which includes VWR and which is treated as a single employer under
Section 414(b), (c), (m) or (o) of the Code.

	Compliance Certificate: means a Certificate substantially in the form of Exhibit B.

	Consolidated Assets: at any time, the total consolidated assets of VWR and its Subsidiaries at such time, as determined in accordance with GAAP.


<PAGE 64>

	Consolidated EBITDA: for any period of four consecutive fiscal quarters, Consolidated Net Income for such period, plus the amount of income taxes, interest expense, depreciation and amortization expense deducted from earnings in determining such Consolidated Net Income in each case determined on a consolidated basis for VWR and its Subsidiaries in accordance with GAAP; provided that, there shall be excluded therefrom (a) any addition for non-operating gains (including, without limitation, extraordinary or unusual gains, gains from discontinuance of operations or gains arising from the sale of capital assets) and
(b) any subtraction for non-operating losses during such period (including, without limitation, extraordinary or unusual losses, losses from the discontinuance of operations or losses arising from the sale of capital assets).

	Consolidated Interest Expense: for any period of four consecutive fiscal quarters, the amount of interest expense deducted from earnings of VWR and its Subsidiaries in determining Consolidated Net Income for such period in accordance with GAAP.

	Consolidated Net Income: for any period of four consecutive fiscal quarters, the net income (or loss) after income taxes of VWR and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

	Consolidated Net Worth: as of any date of determination, all items which in conformity with GAAP would be included under shareholders equity on a consolidated balance sheet of VWR and its Subsidiaries at such date determined in accordance with GAAP.

	Contractual Obligation: as to any Person, any provision of any security issued by such Person or any provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

	Default: any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition precedent therein set forth, has been satisfied.

	Distribution: in respect of any corporation (a) dividends or other distributions on capital stock of such corporation (except distributions in common stock of such corporation;) (b) the redemption or acquisition of such stock or of warrants, rights or other options to purchase such stock (except when solely in exchange for common stock of such corporation); and (c) any payment on account of, or the setting apart of any assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of any share of any class of Capital Stock of such corporation or any warrants or options to purchase any such stock.

	Documentation Agent: PNC Bank, National Association, in its capacity as Documentation Agent.
<PAGE 65>

	Dollars and $:  dollars in lawful currency of the United
States of America, except when preceded by the word Canadian or the abbreviation CAN.

	E-Merck Subordinated Debt: Indebtedness of VWR under that certain Common Share and Debenture Agreement dated May 24, 1995, as amended on or about September 15, 1995, between VWR and EM Industries, Incorporated (as assigned by EM Industries, Incorporated to its Affiliate EM Laboratories, Incorporated under an Assignment and Assumption Agreement dated June 13, 1995) and the accompanying Subordinated Debenture dated September 15, 1995 due September 14, 2005 and any other Subordinated Debenture issued in accordance with the terms of said Common Share and Debenture Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

	Environmental Laws: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or binding requirements of any Governmental Authority, or binding Requirement of Law regulating, relating to or imposing liability or standards of conduct concerning protection of the environment, as now or may at any time hereafter be in effect.

	ERISA:  the Employee Retirement Income Security Act of
1974, as amended from time to time.

	Eurodollar Loan: any Loan bearing interest at a rate determined by reference to the Euro-Rate.

	Euro-Rate: with respect to any Eurodollar Loan for any Interest Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum)
(i) the rate of interest determined by the Administrative Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the average of the London interbank offered rates for U.S. Dollars quoted by the British Bankers Association as set forth on Dow Jones Markets Service (formerly known as Telerate) (or appropriate successor or, if British Bankers Association or its successor ceases to provide such quotes, a comparable replacement determined by the Administrative Agent) display page 3750 (or such other display page on the Dow Jones Markets Service system as may replace display page 3750) two (2) Business Days prior to the first day of such Interest Period for an amount comparable to the amount of such Eurodollar Loan and having a borrowing date and a maturity comparable to such Interest Period by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage. The Euro-Rate may also be expressed by the following formula:

				Average of London interbank offered rates quoted by
BBA as shown Euro-Rate = on Dow Jones Markets Service display page 3750 or appropriate successor
						1.00 - Euro-Rate Reserve Percentage
<PAGE 66>

	Euro-Rate Reserve Percentage: the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as Eurocurrency liabilities).

	Event of Default : any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

	Existing Credit Agreement: means the Credit Agreement among certain of the Borrowers, the banks and other financial institutions parties thereto and the agents, arrangers and lead manager party thereto, as heretofore amended, supplemented or otherwise modified.

	Existing Letters of Credit:  as defined in subsection 2.12.

	Exposure: as to any Lender at any date, an amount equal to the sum of its (a) U.S. Dollar Exposure at such date and (b)
Canadian Dollar Exposure at such date.

	Extensions of Credit: the collective reference to Loans made and Letters of Credit issued under this Agreement.

	Federal Funds Effective Rate: for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

	Fee Letter: the letter agreement among VWR and the Agents dated June 29, 1998 in which VWR agrees, among other things, to pay such parties the fees provided in such letter, as the same may be amended, supplemented or otherwise modified from time to time.

	GAAP: generally accepted accounting principles in the United States of America as in effect from time to time. Notwithstanding the foregoing, if either the Borrowers or the Required Lenders determine that a change in GAAP from that in effect on the date hereof has altered the treatment of certain financial data to its detriment under this Agreement, such party may seek of the other a renegotiation of any financial covenant or other provision affected thereby. If the Borrowers and the Required Lenders cannot agree on renegotiated covenants, then, for the purposes of this Agreement (other than Section 6.1(a)),
<PAGE 67>

GAAP will refer to generally accepted accounting principles on the date just prior to the date on which the change that gave rise to the renegotiation occurred.

	Governmental Authority: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

	Guarantee: a Guarantee executed and delivered by a Subsidiary of VWR in favor of the Administrative Agent and the Lenders pursuant to which such Subsidiary shall guarantee the repayment of the Loans and the L/C Obligations, substantially in the form of Exhibit E hereto, as the same may be amended, supplemented or otherwise modified from time to time.

	Guarantee Obligation: means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the primary obligations) of another Person (the primary obligor), including any obligations of that Person (a) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (b) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof. The amount of any Guarantee Obligation shall be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof.

	Guarantor: a Subsidiary of VWR which is not a Borrower and which executes and delivers the Guaranty of Canadian Dollar
Loans, a Canadian Subsidiary Guarantee or a Guarantee.

	Guaranty of Canadian Dollar Loans: The collective reference to the two Guarantees executed and delivered on the Closing Date by VWR and certain Subsidiaries of VWR pursuant to which VWR and such Subsidiaries guarantee the repayment of the Canadian Dollar Loans, substantially in the form of Exhibits C-1 and C-2 hereto, as the same may be amended, supplemented or otherwise modified from time to time.

	Indebtedness:  of any Person at any date:


<PAGE 68>

	(a)	all indebtedness of such Person for borrowed
money;

	(b)	all obligations of such Person issued,
undertaken or assumed as the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices);

	(c)	any other indebtedness which is evidenced by a
note, bond, debenture or similar instrument;

	(d)	all Capital Lease Obligations of such Person;

	(e)	all obligations of such Person in respect of
outstanding letters of credit, acceptances and similar obligations created for the account of such Person;

	(f)	all indebtedness created or arising under any
conditional sale or other title retention agreement or incurred as a financing, in either case with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

	(g)	Indebtedness referred to in clauses (a) through
(f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on any property
(including accounts and contract rights) owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof;

	(h)	Guarantee Obligations of such Person in respect
of obligations of the kind referred to in clauses (a) through (g) above; and

	(i)	for purposes of Section 9.1(e) only, net
liabilities of such Person under interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements, netting agreements and other hedging agreements or arrangements (calculated on a basis satisfactory to the Administrative Agent and in accordance with accepted practice).

	Insolvency: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of
Section 4245 of ERISA.

	Insolvency Event of Default:  as defined in subsection
2.16(a).

	Insolvent:  pertaining to a condition of Insolvency.

<PAGE 69>

	Intellectual Property: has the meaning ascribed thereto in subsection 5.15.

	Interest Payment Date: (a) as to any Base Rate Loan or Canadian Base Rate Loan, the last day of each March, June, September and December while such Loan is outstanding, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, the day which is (i) three months after the first day of such Interest Period and (ii) the last day of such Interest Period, (d) as to any Canadian COF Rate Loan having an Interest Period of ninety (90) days or less, the last day of such Interest Period, (e) as to any Canadian COF Rate Loan having an Interest Period longer than ninety (90) days, the day which is (i) ninety days after the first day of such Interest Period and (ii) the last day of such Interest Period and (f) as to any Swing Line Loan, the last day of each March, June, September and December while such Loan is outstanding and the date payment of such Loan is due pursuant to subsection 2.13(b).

	Interest Period:  (a) with respect to any Eurodollar Loan:

	(i)	initially the period commencing on the
borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the U.S. Dollar
Borrowers in their notice of borrowing or notice of conversion, given with respect thereto; and

    (ii)	thereafter, each period commencing on the last
day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the U.S. Dollar Borrowers by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

	(b)	with respect to any Canadian COF Rate Loan:

	(i)	initially the period commencing on the
borrowing or conversion date, as the case may be, with respect to such Canadian COF Rate Loan and ending thirty, sixty, ninety, one hundred and twenty or one hundred and eighty days thereafter, as selected by VWR Canada in its notice of borrowing or notice of conversion, given with respect thereto; and

    (ii)	thereafter, each period commencing on the last
day of the next preceding Interest Period applicable to such Canadian COF Rate Loan and ending thirty, sixty, ninety, one hundred and twenty or one hundred and eighty days thereafter, as selected by VWR Canada by irrevocable notice to the Canadian Dollar Lenders and the
<PAGE 70>

Administrative Agent not less than one Business Day prior to the last day of the then current Interest Period with respect thereto;

provided that, the foregoing provisions relating to Interest
Periods are subject to the following:

	(i)	if any Interest Period would end on a day other
than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day;

    (ii)	with respect to Eurodollar Loans, any Interest
Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

   (iii)	an Interest Period that otherwise would extend
beyond the Termination Date shall end on the Termination
Date; and

    (iv)	the Borrowers shall select Interest Periods so
as not to require a payment or prepayment of any Eurodollar
Loan or Canadian COF Rate Loan during an Interest Period for such Loan.

	Issuing Bank: PNC, or such other Lender as designated by VWR and approved by the Required Lenders.

	Joinder Agreement: a Joinder Agreement, substantially in the form of Exhibit D, executed and delivered by a Subsidiary of VWR pursuant to subsection 7.10 pursuant to which such Subsidiary shall become a U.S. Dollar Borrower hereunder, as the same may be amended, supplemented or otherwise modified from time to time.

	L/C Coverage Requirement: with respect to each Letter of Credit at any time, 100% of the maximum amount available to be drawn thereunder at such time (determined without regard to whether any conditions to drawing could be met at such time).

	L/C Obligations: at any time, an amount equal to the sum of (a) 100% of the maximum amount available to be drawn under all Letters of Credit outstanding at such time (determined without regard to whether any conditions to drawing could be met at such time) and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to subsection 2.8(a).

	L/C Participant: in respect of each Letter of Credit, each U.S. Dollar Lender (other than the Issuing Bank) in its

<PAGE 71>

capacity as the holder of a participating interest in such Letter of Credit.

	Lending Office: means, as to any Lender, the office or offices of such Lender specified as its Lending Office or Domestic Lending Office, as the case may be, on Schedule I, or such other office or offices as such Lender may from time to time notify VWR and the Administrative Agent.

	Letter of Credit:  as defined in subsection 2.4(a).

	Leverage Ratio: at any date of determination, the ratio of Total Debt on such date to Consolidated EBITDA for the four consecutive fiscal quarters most recently ended on or prior to such date.

	Lien: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).

	Loan Documents :  this Agreement, the Notes, the
Applications, the Guaranty of Canadian Dollar Loans, the Joinder
Agreements, the Guarantees and the Canadian Subsidiary
Guarantees.

	Loan Parties: the collective reference to the Borrowers and the Guarantors.

	Loans: the collective reference to the U.S. Dollar Loans, the Swing Line Loans and the Canadian Dollar Loans.

	Material Adverse Effect: a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of VWR and the other Loan Parties taken as a whole,
(b) the ability of VWR and the other Loan Parties to perform their obligations under this Agreement or any other Loan Document or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

	Materials of Environmental Concern: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls, and ureaformaldehyde insulation.

	Moodys:  Moodys Investors Services, Inc.


<PAGE 72>

	Multiemployer Plan: a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

	Notes: the collective reference to the U.S. Dollar Notes, the Swing Line Note and the Canadian Dollar Notes.

	Notice of Borrowing: a notice in substantially the form as Exhibit F-1 or F-2, as the case may be.

	Notice of Swing Line Refunding:  as defined in subsection
2.16(a).

	Other Agents:  the Agents other than the Administrative
Agent.

	PBGC: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

	PNC:  PNC Bank, National Association.
	Permitted Receivables Facility: a sale or other disposition by VWR or any of its Subsidiaries of its or their accounts receivable pursuant to a securitization program in an amount not to exceed $100,000,000 at any time.

	Person: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

	Plan: at a particular time, any employee benefit plan which is covered by ERISA and in respect of which VWR or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an employer as defined in Section 3(5) of ERISA.

	Prime Rate: the rate of interest per annum publicly announced from time to time by PNC as its prime rate in effect at its principal office in Philadelphia, Pennsylvania; each change in the Prime Rate shall be effective on the date such change is publicly announced as effective.

	Properties: the collective reference to the facilities and properties owned, leased or operated by VWR or any of its Subsidiaries.

	Purchasing Lender:  as defined in subsection 12.6(b).

	Refunding Date:  as defined in subsection 2.16(b).

	Register:  as defined in subsection 12.6(d).

	Regulation U: Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect, and all official rulings and interpretations thereunder or thereof.

<PAGE 73>

	Reimbursement Obligation: in respect of each Letter of Credit, the obligation of the U.S. Dollar Borrowers to reimburse the Issuing Bank for all drawings made thereunder in accordance with subsection 2.8(a) and the Application related to such Letter of Credit for amounts drawn under such Letter of Credit.

	Reorganization: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
	Reportable Event:  any of the events set forth in Section
403(c)(1), (2), (4), (5), (6), (10) and (13) of ERISA.

	Required Lenders: at any time, (a) so long as the U.S. Dollar Commitments, the Swing Line Commitment or the Canadian Dollar Commitments are in effect, Lenders the Total Commitment Percentages of which at such time aggregate at least 51% or (b) at any time after the Commitments shall have expired or been terminated, Lenders the Exposure of which constitute at least 51% of the aggregate Exposure at such time.

	Requirement of Law: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case binding upon such Person or any of its property or to which such Person or any of its property is subject.

	Responsible Officer: with respect to any Loan Party, the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or vice president for financial or legal affairs of such Loan Party and, with respect to VWR Canada, the assistant secretary. Unless otherwise qualified, all references to a Responsible Officer in this Agreement shall refer to a Responsible Officer of VWR.

	Science Kit Acquisition: means the acquisition by one or more Loan Parties of certain assets of or stock in Science Kit, Inc., Boreal Laboratories, Inc., Wards National Science
Establishment, Inc. and Central Scientific Company.

	Science Kit Acquisition Agreements: the Purchase Agreement, dated as of July 21, 1998, among VWR, Charles E. Balbach, Paul F. Eckel, Science Kit, Inc., Boreal Laboratories, Ltd., Wards Natural Science Establishment, Inc., Central Scientific Company, Arbor Scientific Co. Limited, Central Scientific Company of Canada Limited and Wards Natural Science Ltd, and the other documents and agreements entered into in connection therewith.

	S&P:  Standard & Poors Rating Services.

	Securitization Subsidiary: as defined in subsection 7.10.


<PAGE 74>

	Security: security as defined in Section 2(1) of the Securities Act of 1933, as amended.

	Single Employer Plan:  any Plan which is covered by Title
IV of ERISA, but which is not a Multiemployer Plan.

	Standby Letter of Credit:  as defined in subsection
2.4(b)(i)(A).

	Subordinated Debt: the E-Merck Subordinated Debt and any other Indebtedness of VWR or any of its Subsidiaries which is subordinated to the Loans on terms and conditions acceptable to the Administrative Agent and the Syndication Agent.

	Subsidiary: as to any Person, a corporation, partnership, limited liability company, business trust or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only be reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company, business trust or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a Subsidiary or to Subsidiaries in this Agreement shall refer to a Subsidiary or Subsidiaries of VWR.

	Swing Line Commitment: PNCs obligation to make Swing Line Loans pursuant to subsection 2.13.

	Swing Line Lender: PNC, or such other Lender as designated by VWR and approved by the Required Lenders.

	Swing Line Loans:  as defined in subsection 2.13(a).

	Swing Line Note:  as defined in subsection 2.13(b).

	Swing Line Participation Amount:  as defined in subsection
2.16(b).

	Syndication Agent: Bank of America, in its capacity as Syndication Agent.

	Taxes:  as defined in subsection 4.10.

	Termination Date:  July 30, 2003.

	Total Commitment Percentage: as to any Lender at any time, the percentage which the sum of such Lenders U.S. Dollar
Commitment and the U.S. Dollar Equivalent of its Canadian Dollar Commitment then constitutes of the aggregate U.S. Dollar Commitments and U.S. Dollar Equivalent of the Canadian Dollar Commitments at such time (or at any time after the Commitments
<PAGE 75>

have expired or terminated, the percentage which the amount of such Lenders Exposure constitutes of the aggregate amount of the Exposure of all the Lenders at such time).

	Total Debt: at any date, without duplication, the aggregate of all Indebtedness of VWR and its Subsidiaries, determined on a consolidated basis, including in any event all Indebtedness incurred in connection with a Permitted Receivables Facility.

	Tranche: the collective reference to (a) Eurodollar Loans whose Interest Periods begin on the same date and end on the same later date (whether or not such Loans originally were made on the same day) and (b) Canadian COF Rate Loans whose Interest Periods begin on the same date and end on the same later date (whether or not such Loans originally were made on the same day).

	Type: when used in respect of any Loan, shall refer to the Rate by reference to which interest on such Loan is determined.
For purposes hereof, Rate shall include the Euro-Rate, the Base
Rate, the Canadian Base Rate and the Canadian COF Rate.

	Uniform Customs:  the Uniform Customs and Practice for
Documentary Credits (1993 Revision), International Chamber of
Commerce Publication No. 500, as the same may be amended, supplemented or otherwise modified from time to time.

	U.S. Dollar Borrowers:  the Borrowers other than VWR
Canada, including any Subsidiary of VWR that joins this Agreement after the Closing Date as a U.S. Dollar Borrower pursuant to a Joinder Agreement.

	U.S. Dollar Commitment: as to any U.S. Dollar Lender, the obligation of such Lender to make U.S. Dollar Loans and to issue and/or acquire participating interests in Letters of Credit hereunder in an aggregate principal and/or face amount at any one time outstanding not to exceed the amount set forth opposite such Lenders name on Schedule I hereto under the caption U.S. Dollar Commitment, as such amount may be changed from time to time in accordance with the provisions of this Agreement.

	U.S. Dollar Commitment Percentage: as to any U.S. Dollar Lender at any time, the percentage which such Lenders U.S. Dollar Commitment then constitutes of the aggregate U.S. Dollar Commitments at such time (or, at any time after the U.S. Dollar Commitments shall have expired or terminated, the percentage which the amount of such Lenders U.S. Dollar Exposure constitutes of the aggregate amount of the U.S. Dollar Exposure of all U.S. Dollar Lenders at such time).

	U.S. Dollar Equivalent: as of any date of determination with respect to an amount stated in Canadian Dollars, the amount of Dollars that would be required to purchase such amount of
<PAGE 76>

Canadian Dollars, determined based on the spot selling rate of U.S. Dollars into Canadian Dollars for the trading day prior to such date of determination as reported in the Wall Street Journal Exchange Rates section on such date of determination, or if not so reported in the Wall Street Journal on such date, then as reasonably determined by the Administrative Agent.

	U.S. Dollar Exposure: as to any U.S. Dollar Lender at any date, an amount equal to the sum of (a) the aggregate principal amount of U.S. Dollar Loans made by such Lender then outstanding,
(b) the L/C Obligations of such Lender then outstanding and (c) such Lenders U.S. Dollar Commitment Percentage of the principal amount of the Swing Line Loans then outstanding.

	U.S. Dollar Lenders: the Lenders other than the Canadian Dollar Lenders; provided that, a Canadian Dollar Lender that has a U.S. Dollar Commitment or has outstanding U.S. Dollar Loans shall be considered both a Canadian Dollar Lender and a U.S. Dollar Lender.

	U.S. Dollar Loans: the meaning ascribed thereto in subsection 2.1.

	U.S. Dollar Note: as defined in subsection 2.2, as the same may be amended, supplemented or otherwise modified from time to time.

	Voting Stock: capital stock of any class or classes of a corporation the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the directors
(or Persons performing similar functions).

 . (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

			(b)	As used herein and in the other Loan Documents, and
any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to VWR and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

			(c)	The words hereof, herein and hereunder and words of
similar import when used in this Agreement shall refer to this
Agreement as a whole and not to any particular provision of this
Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

			(d)	The meanings given to terms defined in this Agreement
shall be equally applicable to both the singular and plural forms of such terms.

<PAGE 77>

 .   (a)  Subject to the terms and conditions hereof, each U.S. Dollar
Lender severally agrees to make revolving credit loans in U.S. Dollars
(the U.S. Dollar Loans) to the U.S. Dollar Borrowers on a joint and several basis from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lenders U.S. Dollar Commitment Percentage of the then outstanding L/C Obligations and such Lenders Swing Loan Participation
Amount, does not exceed the amount of such Lenders U.S. Dollar
Commitment; provided that, no U.S. Dollar Loan shall be made if, after giving effect to the making of such Loan and the simultaneous application of the proceeds thereof, the aggregate amount of the U.S.
Dollar Exposure at such time would exceed the aggregate amount of the
U.S. Dollar Commitments at such time.  The U.S. Dollar Commitments may be terminated or reduced from time to time pursuant to subsection 4.5.
Within the foregoing limits, the U.S. Dollar Borrowers may during the
Commitment Period borrow, repay and reborrow under the U.S. Dollar
Commitments, subject to and in accordance with the terms and limitations hereof.
			(b)	The U.S. Dollar Loans may from time to time be (i)
Eurodollar Loans, (ii) Base Rate Loans or (iii) a combination thereof, as determined by the U.S. Dollar Borrowers and notified to the Administrative Agent in accordance with subsections 2.3 and 4.14;
provided that, no U.S. Dollar Loan shall be made as a Eurodollar Loan after the date that is one month prior to the Termination Date.

			(c)	The failure of any U.S. Dollar Lender to make any
U.S. Dollar Loan shall not in itself relieve any other U.S. Dollar
Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other
Lender). Each U.S. Dollar Loan shall be made in accordance with the procedures set forth in subsection 2.3.

 . (a) The U.S. Dollar Loans made by each U.S. Dollar Lender shall be evidenced by one or more accounts or records maintained by such U.S. Dollar Lender in the ordinary course of business. The accounts or records maintained by the Administrative Agent and a U.S. Dollar Lender shall be prima facie evidence of the amount of the U.S. Dollar Loans made by such U.S. Dollar Lender to the U.S. Dollar Borrowers, and interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of a U.S. Dollar Borrower hereunder to pay any amount owing with respect to the U.S. Dollar Loans.

		(b)	Upon the request of any U.S. Dollar Lender made through the
Administrative Agent, the U.S. Dollar Loans made by such U.S. Dollar
Lender shall be evidenced by a promissory note, instead of or in addition to loan accounts.  The U.S. Dollar Borrowers agree that upon such request to the Administrative Agent by a U.S. Dollar Lender, the
U.S. Dollar Borrowers shall execute at their cost a promissory note, substantially in the form of Exhibit A-1, with appropriate insertions as to payee, date and principal amount (a U.S. Dollar Note), payable to the order of such U.S. Dollar Lender and in a principal amount equal to the amount of the U.S. Dollar Commitment of such U.S. Dollar Lender.
Each U.S. Dollar Lender is hereby authorized to record the date, Type
<PAGE 78>

and amount of each U.S. Dollar Loan made by such Lender, each continuation thereof, each conversion of all or a portion thereof to another Type, the date and amount of each payment or prepayment of principal thereof and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto, on the schedule annexed to and constituting a part of its U.S. Dollar Note, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded, provided that the failure of any U.S. Dollar Lender to make such recordation (or any error in such recordation) shall not affect the obligations of the U.S. Dollar Borrowers hereunder or under such Note.

 . (a) The U.S. Dollar Borrowers may borrow under the U.S. Dollar Commitments during the Commitment Period on any Business Day. The U.S. Dollar Borrowers shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., Philadelphia time, three Business Days prior to the requested Borrowing Date, if all or any part of the requested U.S. Dollar Loans are to be initially Eurodollar Loans, or prior to 12:00 noon, Philadelphia time, one Business Day prior to the requested Borrowing Date if all of the requested U.S. Dollar Loans are to be initially Base Rate Loans), specifying in the Notice of Borrowing (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be of Eurodollar Loans, Base Rate Loans or a combination thereof and (iv) if the borrowing is to be entirely or partly of Eurodollar Loans, the amount of such Loan(s) and the length of the initial Interest Period(s) therefor. Each borrowing under the U.S. Dollar Commitments of Eurodollar Loans shall be in an amount equal to $5,000,000 or increments of $1,000,000 thereafter (or, if the aggregate Available U.S. Dollar Commitments at such time are less than $5,000,000, such lesser amount). Each borrowing under the U.S. Dollar Commitments of Base Rate Loans shall be in an amount equal to $500,000 or increments of $100,000 thereafter (or, if the aggregate Available U.S. Dollar Commitments at such time are less than $500,000, such lesser amount).

		Upon receipt of a Notice of Borrowing from the U.S. Dollar Borrowers, the Administrative Agent shall promptly notify each U.S.
Dollar Lender thereof. Each U.S. Dollar Lender will make the amount of its pro rata share of each borrowing (based on its U.S. Dollar
Commitment Percentage at that time) available to the Administrative
Agent for the account of the U.S. Dollar Borrowers at the office of the Administrative Agent specified in subsection 11.2 prior to 12:00 Noon, Philadelphia time, on the Borrowing Date requested by the U.S. Dollar Borrowers in funds immediately available to the Administrative Agent.
Such borrowing will then be made available to the U.S. Dollar Borrowers by the Administrative Agent crediting the account of VWR on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the U.S. Dollar Lenders and in like funds as received by the Administrative Agent.

		Unless the Administrative Agent shall have received notice from a U.S. Dollar Lender prior to the date of any borrowing of U.S. Dollar
Loans that such Lender will not make available to the Administrative
Agent such Lenders pro rata portion of such borrowing, the
<PAGE 79>

Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such borrowing in accordance with this subsection and the Administrative Agent may, in reliance upon such assumption, make available to the U.S. Dollar Borrowers on such date a corresponding amount. If and to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the U.S. Dollar Borrowers (without prejudice to the U.S. Dollar Borrowers rights against such Lender) severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the U.S. Dollar Borrowers until the date such amount is repaid to the Administrative Agent at (i) in the case of the U.S. Dollar Borrowers, the interest rate applicable at the time to the U.S. Dollar Loans comprising such borrowing and (ii) in the case of such Lender, the Federal Funds Effective Rate, provided, that, if such Lender shall not pay such amount within three Business Days of such Borrowing Date, the interest rate on such overdue amount shall, at the expiration of such three-Business Day period, be the rate per annum applicable to Base Rate Loans. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lenders U.S. Dollar Loan as part of such borrowing for purposes of this Agreement.

			(b)	If in a Notice of Borrowing no election as to the
Type of U.S. Dollar Loan is specified, then the requested U.S. Dollar
Loan shall be a Base Rate Loan. If a Eurodollar Loan is requested but no Interest Period with respect to such Loan is specified in any such notice, then the U.S. Dollar Borrowers shall be deemed to have selected an Interest Period of one months duration.

 . (a) Subject to the terms and conditions hereof, the Issuing Bank, in reliance on the agreements of the other U.S. Dollar Lenders set forth in subsection 2.7(a), agrees to issue letters of credit (Letters of Credit) for the account of the U.S. Dollar Borrowers on any Business Day during the Commitment Period in such form as may be approved from time to time by the Issuing Bank; provided, that no Letter of Credit shall be issued if, after giving effect thereto (i) the aggregate amount of the U.S. Dollar Exposure at such time would exceed the aggregate amount of the U.S. Dollar Commitments at such time or (ii) the aggregate amount of the L/C Obligations at such time would exceed $15,000,000.

			(b)	Each Letter of Credit shall;

			(i)	be denominated in Dollars and shall be
(A) a standby letter of credit (a Standby Letter of Credit), or
(B) a commercial letter of credit issued in respect of the purchase of goods or services (a Commercial Letter of Credit) by a Borrower in the ordinary course of business; and

		    (ii)	expire no later than the earlier of
(A) one year (in the case of Standby Letters of Credit) or 180 days (in the case of Commercial Letters of Credit) after its date of issuance and (B) 5 Business Days prior to the Termination
Date.
<PAGE 80>

			(c)	Each Letter of Credit shall be subject to the Uniform
Customs and, to the extent not inconsistent therewith, the laws of the
Commonwealth of Pennsylvania.

			(d)	The Issuing Bank shall not at any time be obligated
to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Bank or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

			(e)	Notwithstanding the provisions of this subsection
2.4, the U.S. Dollar Lenders and the U.S. Dollar Borrowers hereby agree that the Issuing Bank may issue upon the U.S. Dollar Borrowers request, one or more Letter(s) of Credit which by its or their terms may be extended for additional periods of up to one year each provided that
(i) the initial expiration date (or any subsequent expiration date) of each such Letter of Credit is not later than 5 Business Days prior the Termination Date, and (ii) renewal of such Letters of Credit, at the Issuing Banks discretion, shall be available upon written request from the U.S. Dollar Borrowers to the Issuing Bank at least 30 days (or such other time period as agreed by the U.S. Dollar Borrowers and the Administrative Agent) before the date upon which notice of renewal is otherwise required.

 . The U.S. Dollar Borrowers may from time to time request that the Issuing Bank issue a Letter of Credit by delivering to the Issuing Bank at its office for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Bank, and such other certificates, documents and other papers and information as the Issuing Bank may reasonably request. Upon receipt by the Issuing Bank of any Application, the Issuing Bank will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Bank be required to issue any Letter of Credit earlier than (a) with respect to Standby Letters of Credit, three (3) Business Days, and (b) with respect to Commercial Letters of Credit, one Business Day, after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Bank and the U.S. Dollar Borrowers.

 . (a) The U.S. Dollar Borrowers shall pay to the Administrative Agent, for the account of the U.S. Dollar Lenders (including the Issuing Bank) pro rata according to their respective U.S. Dollar Commitment Percentages, a letter of credit commission with respect to each Letter of Credit, computed at a rate equal to the then Applicable Margin for Eurodollar Loans on the daily average undrawn face amount of such Letter of Credit (computed on the basis of the actual number of days such Letter of Credit is outstanding in a year of 360 days). Such commissions shall be payable in arrears on the last Business Day of each March, June, September and December to occur after the date of issuance of each Letter of Credit, and on the Termination Date or such earlier date as the U.S. Dollar Commitments are terminated, and shall be nonrefundable. The U.S. Dollar Borrowers shall also pay to the
<PAGE 81>

Administrative Agent, for the account of the Issuing Bank, in respect of each Letter of Credit issued by the Issuing Bank a fronting fee for the period from and including the date of issuance of such Letter of Credit to and including the date of termination of such Letter of Credit computed at the rate of .15% per annum on the daily average undrawn face amount of such Letter of Credit (computed on the basis of the actual number of days such Letter of Credit is outstanding in a year of 360 days). The fees described in the preceding sentence shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December of each year and on the Termination Date or such earlier date as the U.S. Dollar Commitments are terminated and shall be nonrefundable.

			(b)	In addition to the foregoing fees and commissions,
the U.S. Dollar Borrowers shall pay or reimburse the Issuing Bank for such normal and customary costs and expenses as are incurred or charged by the Issuing Bank in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

			(c)	The Administrative Agent shall, promptly following
its receipt thereof, distribute to the Issuing Bank and the U.S. Dollar
Lenders all fees and commissions received by the Administrative Agent for their respective accounts pursuant to this subsection.

 . (a) The Issuing Bank irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Bank to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Bank, on the terms and conditions hereinafter stated, for such L/C Participants own account and risk, an undivided interest equal to such L/C Participants U.S. Dollar Commitment Percentage in the Issuing Banks obligations and rights under each Letter of Credit issued by the Issuing Bank hereunder and the amount of each draft paid by the Issuing Bank thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Bank that, if a draft is paid under any Letter of Credit issued by the Issuing Bank for which the Issuing Bank is not reimbursed in full by the U.S. Dollar Borrowers in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Bank upon demand at the Issuing Banks address for notices specified herein an amount equal to such L/C Participants U.S. Dollar Commitment Percentage of the amount of such draft or any part thereof, which is not so reimbursed. Any action taken or omitted by the Issuing Bank under or in connection with a Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Issuing Bank any resulting liability to any Lender.

			(b)	If any amount required to be paid by any L/C
Participant to the Issuing Bank pursuant to subsection 2.7(a) in respect of any unreimbursed portion of any payment made by the Issuing
Bank under any Letter of Credit is not paid to the Issuing Bank on the date such payment is due from such L/C Participant, such L/C
Participant shall pay to the Issuing Bank on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal
Funds Effective Rate, as quoted by the Issuing Bank, during the period from and including the date such payment is required to the date on
<PAGE 82>

which such payment is immediately available to the Issuing Bank, times
(iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of the Issuing Bank submitted to any L/C Participant with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.

			(c)	Whenever, at any time after the Issuing Bank has made
payment under any Letter of Credit and has received from any L/C
Participant its pro rata share of such payment in accordance with subsection 2.7(a), the Issuing Bank receives any payment related to such Letter of Credit (whether directly from the U.S. Dollar Borrowers or otherwise, including by way of set-off or proceeds of collateral applied thereto by the Issuing Bank), or any payment of interest on account thereof, the Issuing Bank will distribute to such L/C
Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Bank shall be required to be returned by the Issuing Bank, such L/C Participant shall return to the Issuing Bank the portion thereof previously distributed by the Issuing Bank to it.

 . (a) Each U.S. Dollar Borrower jointly and severally agrees to reimburse the Issuing Bank in respect of a Letter of Credit on each date on which a draft presented under such Letter of Credit is paid by the Issuing Bank for the amount of (i) such draft so paid and (ii) any taxes, fees, charges or other costs or expenses incurred by the Issuing Bank in connection with such payment. Each such payment shall be made to the Issuing Bank at its office listed in subsection 11.2 in U.S. Dollars and in immediately available funds.

			(b)	Interest shall be payable on any and all amounts
remaining unpaid by the U.S. Dollar Borrowers under this subsection from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the per annum rate of the Base Rate plus 2.0% and shall be payable on demand by the Issuing Bank.

 .  (a)  The obligations of the U.S. Dollar Borrowers under subsections
2.4 through 2.11 shall be joint and several and shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which any U.S. Dollar Borrower may have or have had against the Issuing Bank or any beneficiary of a Letter of Credit or any other Person.

			(b)	The U.S. Dollar Borrowers also jointly and severally
agree with the Issuing Bank that the Issuing Bank shall not be responsible for, and the U.S. Dollar Borrowers Reimbursement
Obligations under subsection 2.8(a) shall not be affected by, among other things (i) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, provided, that reliance upon such documents by the Issuing Bank shall not have constituted gross negligence or willful misconduct of the Issuing Bank or (ii) any dispute between or among any U.S. Dollar Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of
<PAGE 83>

Credit may be transferred or (iii) any claims whatsoever of any U.S. Dollar Borrower against any beneficiary of such Letter of Credit or any such transferee.

			(c)	The Issuing Bank shall not be liable for any error,
omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any
Letter of Credit, except for errors or omissions caused by the Issuing
Banks gross negligence or willful misconduct.

			(d)	Each U.S. Dollar Borrower jointly and severally
agrees that any action taken or omitted by the Issuing Bank under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on such U.S. Dollar Borrower and shall not result in any liability of the Issuing Bank to such U.S. Dollar
Borrower.

 . If any draft shall be presented for payment to the Issuing Bank under any Letter of Credit, the Issuing Bank shall promptly notify VWR of the date and amount thereof. The responsibility of the Issuing Bank to the U.S. Dollar Borrowers in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit and any other obligation expressly imposed by the Uniform Customs, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

 . To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Agreement, the provisions of this Agreement shall apply.

 . The U.S. Dollar Borrowers may request that the Issuing Bank issue a Letter of Credit to support any letters of credit issued under the Existing Credit Agreement which are in existence on the Closing Date (the Existing Letters of Credit).

 . (a) Subject to the terms and conditions hereof, the Swing Line Lender may in its discretion make swing line loans (the Swing Line Loans) to the U.S. Dollar Borrowers on a joint and several basis from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed $15,000,000; provided, that, no Swing Line Loan shall be made if, after giving effect to the making of such Loan and the simultaneous application of the proceeds thereof, the aggregate amount of the U.S. Dollar Exposure at such time would exceed the aggregate amount of the U.S. Dollar Commitments at such time. The Swing Line Commitment may be terminated or reduced from time to time pursuant to subsection 4.5. Within the foregoing limits, the U.S. Dollar Borrowers may during the Commitment Period borrow, repay and reborrow under the Swing Line Commitment, subject to and in accordance with the terms and limitations hereof.

			(b)	Each Swing Line Loan shall be due and payable on the
date agreed by the Swing Line Lender and the U.S. Dollar Borrowers at
<PAGE 84>

the time such Swing Line Loan is borrowed, together with all accrued interest thereon. The interest rate for a Swing Line Loan shall be the rate that is mutually agreed by the U.S. Dollar Borrowers and the Swing Line Lender at the time such Swing Line Loan is made or, if the due date of a Swing Line Loan is extended with the consent of the Swing Line Lender, at the time of such extension.

 . (a) The Swing Line Loans made by the Swing Line Lender shall be evidenced by one or more accounts or records maintained by the Swing Line Lender in the ordinary course of business. The accounts or records maintained by the Administrative Agent and the Swing Line Lender shall be prima facie evidence of the amount of the Swing Line Loans made by the Swing Line Lender to the U.S. Dollar Borrowers, and interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of a U.S. Dollar Borrower hereunder to pay any amount owing with respect to the Swing Line Loans.

			(b)	Upon the request of the Swing Line Lender made
through the Administrative Agent, the Swing Line Loans made by the Swing Line Lender shall be evidenced by a promissory note, instead of or in addition to loan accounts. The U.S. Dollar Borrowers agree that upon such request to the Administrative Agent by the Swing Line Lender, the U.S. Dollar Borrowers shall execute at their cost a promissory note, substantially in the form of Exhibit A-3 with appropriate insertion as to date (the Swing Line Note), payable to the order of the Swing Line Lender. The Swing Line Lender is hereby authorized to record the date and amount of each Swing Line Loan and the date and amount of each payment or prepayment of principal thereof on the schedule annexed to and constituting a part of the Swing Line Note, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded, provided, that, the failure of the Swing Line Lender to make such recordation (or any error in such recordation) shall not affect the obligations of the U.S. Dollar
Borrowers hereunder or under such Note.
 . The U.S. Dollar Borrowers may request to borrow under the Swing Line Commitment during the Commitment Period on any Business Day. The U.S.
Dollar Borrowers shall give the Swing Line Lender irrevocable notice, which notice must be received by the Swing Line Lender prior to 12:00 Noon, Philadelphia time, on the requested Borrowing Date, specifying in the Notice of Borrowing (a) the amount requested to be borrowed and (b) the requested Borrowing Date. The proceeds of each Swing Line Loan will be made available by the Swing Line Lender to the U.S. Dollar Borrowers by the Swing Line Lender crediting the account of VWR on the books of its office specified in subsection 11.2 with such proceeds.

 . (a) If an Event of Default shall occur and be continuing, the Swing Line Lender may, in its sole and absolute discretion, direct that all Swing Line Loans owing to it be refunded by delivering a notice (a Notice of Swing Line Refunding) to each U.S. Dollar Lender and, unless an Event of Default described in subsection 9.1(f) (an Insolvency Event of Default) in respect of a U.S. Dollar Borrower has occurred, to VWR. Each such Notice of Swing Line Refunding shall be deemed to constitute delivery by the U.S. Dollar Borrowers of a Notice
<PAGE 85>

of Borrowing of Base Rate Loans in an amount equal to the amount of the Swing Line Loans of the Swing Line Lender outstanding on such date plus accrued interest thereon. Unless an Insolvency Event of Default shall have occurred (in which case the procedures of paragraph (b) of this subsection 2.16 shall apply), each U.S. Dollar Lender (including the Swing Line Lender in its capacity as a U.S. Dollar Lender) shall (i) make a U.S. Dollar Loan to the U.S. Dollar Borrowers pursuant to subsection 2.3 in an amount equal to such Lenders U.S. Dollar Commitment Percentage of the aggregate principal amount of the Swing Line Loans of the Swing Line Lender outstanding on the date of delivery of the applicable Notice of Swing Line Refunding plus accrued interest thereon and (ii) make the proceeds of its U.S. Dollar Loan available to the Administrative Agent for the account of the Swing Line Lender at the office of the Administrative Agent specified in subsection 11.2 prior to 2:00 P.M., Philadelphia time, in funds immediately available to the Administrative Agent on the Business Day next succeeding the date such notice is given. The proceeds of such U.S. Dollar Loans shall be immediately applied to repay the outstanding Swing Line Loans of the Swing Line Lender plus accrued interest thereon.

			(b)	If prior to the time a U.S. Dollar Loan would have
otherwise been made pursuant to subsection 2.16(a) an Insolvency Event of Default shall have occurred in respect of a U.S. Dollar Borrower, each U.S. Dollar Lender (other than the Swing Line Lender) shall, on the date such U.S. Dollar Loan would have been made pursuant to the applicable Notice of Swing Line Refunding (the Refunding Date), purchase an undivided participating interest in the outstanding Swing
Line Loans in an amount equal to (i) such Lenders U.S. Dollar
Commitment Percentage times (ii) the aggregate principal amount of the Swing Line Loans then outstanding plus accrued interest thereon which were to have been repaid with U.S. Dollar Loans (the Swing Line
Participation Amount). On the Refunding Date, each U.S. Dollar Lender shall transfer to the Swing Line Lender, in immediately available funds, such Lenders Swing Line Participation Amount.

			(c)	Whenever, at any time after the Swing Line Lender has
received from any U.S. Dollar Lender such Lenders Swing Line
Participation Amount, the Swing Line Lender receives any payment on account thereof, the Swing Line Lender will distribute to such Lender its participating interest in such amount in like funds as received;
provided, however, that in the event that such payment received by the
Swing Line Lender is required to be returned, such Lender will return to the Swing Line Lender any portion thereof previously distributed by the Administrative Agent to it in like funds as such payment is required to be returned by the Swing Line Lender.

			(d)	Each U.S. Dollar Lenders obligation to make U.S.
Dollar Loans pursuant to subsection 2.16(a) and to purchase participating interests pursuant to subsection 2.16(b) shall be absolute and unconditional and shall not be affected by any circumstance including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against any other Lender or any U.S. Dollar Borrower, or any U.S.
Dollar Borrower may have against any Lender or any other Person, as the case may be, for any reason whatsoever; (ii) the occurrence or
<PAGE 86>

continuance of a Default or Event of Default; (iii) any adverse change in the condition (financial or otherwise) of any U.S. Dollar Borrower or the U.S. Dollar Borrowers taken as a whole; (iv) any breach of this Agreement by any party hereto; (v) the failure to satisfy any condition to the making of any Loan hereunder; or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that, no U.S. Dollar Lender shall have any obligation to make U.S. Dollar Loans pursuant to subsection 2.16(a) or purchase participating interests pursuant to subsection 2.16(b) to the extent that the aggregate outstanding principal amount of the Swing Line Loans made by the Swing Line Lender exceeds $15,000,000.




 . (a) Subject to the terms and conditions hereof, each Canadian Dollar Lender severally agrees to make revolving credit loans in Canadian Dollars (the Canadian Dollar Loans) to VWR Canada from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the U.S. Dollar Equivalent of the Canadian Dollar Commitment of such Lender. The Canadian Dollar Commitments may be terminated or reduced from time to time pursuant to subsection 4.5. Within the foregoing limits, VWR Canada may during the Commitment Period borrow, repay and reborrow under the Canadian Dollar Commitments, subject to and in accordance with the terms and limitations hereof.

			(b)	The Canadian Dollar Loans may from time to time be
(i) Canadian Base Rate Loans, (ii) Canadian COF Rate Loans or (iii) a combination thereof, as determined by VWR Canada and notified to the Canadian Dollar Lenders and the Administrative Agent in accordance with subsections 3.3 and 4.14; provided that, no Canadian Dollar Loan shall be made as a Canadian COF Rate Loan after the date that is thirty (30) days prior to the Termination Date.

			(c)	The failure of any Canadian Dollar Lender to make any
Canadian Dollar Loan shall not in itself relieve any other Canadian
Dollar Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other
Lender).  Each Canadian Dollar Loan shall be made in accordance with the procedures set forth in subsection 3.3.

 . (a) The Loans made by each Canadian Dollar Lender shall be evidenced by one or more accounts or records maintained by such Canadian Dollar Lender in the ordinary course of business. The accounts or records maintained by the Administrative Agent and a Canadian Dollar Lender shall be prima facie evidence of the amount of the Canadian Dollar Loans made by such Canadian Dollar Lender to VWR Canada, and interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of VWR Canada hereunder to pay any amount owing with respect to the Canadian Dollar Loans.


<PAGE 87>

			(b)	Upon the request of any Canadian Dollar Lender made
through the Administrative Agent, the Canadian Dollar Loans made by such Canadian Dollar Lender shall be evidenced by a promissory note, instead of or in addition to loan accounts.  VWR Canada agrees that, upon such request to the Administrative Agent by a Canadian Dollar
Lender, VWR Canada shall execute at its cost a promissory note, substantially in the form of Exhibit A-3, with appropriate insertions as to payee, date and principal amount (a Canadian Dollar Note), payable to the order of such Canadian Dollar Lender.  Each Canadian
Dollar Lender is hereby authorized to record the date, Type and amount of each Canadian Dollar Loan made by such Lender, each continuation thereof, each conversion of all or a portion thereof to another Type, the date and amount of each payment or prepayment of principal thereof and, in the case of Canadian COF Rate Loans, the length of each
Interest Period with respect thereto, on the schedule annexed to and constituting a part of its Canadian Dollar Note, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded, provided that the failure of any Canadian
Dollar Lender to make such recordation (or any error in such recordation) shall not affect the obligations of VWR Canada hereunder or under such Canadian Dollar Note.

 . (a) VWR Canada may borrow under the Canadian Dollar Commitments during the Commitment Period on any Business Day. VWR Canada shall give each Canadian Dollar Lender and the Administrative Agent irrevocable notice (which notice must be received by all such parties prior to twelve oclock (12:00) noon, Philadelphia time, one Business Day prior to the requested Borrowing Date), specifying in the Notice of Borrowing (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be of Canadian COF Rate Loans, Canadian Base Rate Loans or a combination thereof and (iv) if the borrowing is to be entirely or partly of Canadian COF Rate Loans, the amount of such Loan(s) and the length of the initial Interest Period(s) therefor. Each borrowing under the Canadian Dollar Commitments shall be in an amount equal to CAN $250,000 or increments of CAN $100,000 thereafter (or, if the then Available Canadian Dollar Commitments are less than CAN $250,000, such lesser amount).

		Upon receipt of a Notice of Borrowing from VWR Canada in respect of a Canadian Dollar Loan, the Administrative Agent shall promptly notify each Canadian Dollar Lender in writing of (i) the aggregate amount of the U.S. Dollar Loans, Swing Line Loans and L/C Obligations then outstanding, (ii) the U.S. Dollar Equivalent of the aggregate amount of the Canadian Dollar Loans then outstanding (exclusive of the amount so requested to be borrowed), (iii) the U.S. Dollar Equivalent of the Canadian Dollar Loans so requested to be borrowed and (iv) the Applicable Margin for Canadian COF Rate Loans then in effect. Each
Canadian Dollar Lender will make the amount of its pro rata share of each borrowing (based on its Canadian Dollar Commitment Percentage at the time) available to VWR Canada by crediting such amount in Canadian
Dollars to VWR Canadas deposit account with such Canadian Dollar Lender not later than 2:00 p.m. Philadelphia time on the day of the requested
Canadian Dollar Loan or as otherwise directed by VWR Canada and acceptable to the Canadian Dollar Lenders. The Administrative Agent shall within ten days after the end of each month send to each
<PAGE 88>

Lender and VWR a schedule of the U.S. Dollar Equivalent of the Canadian Dollar Loans outstanding as of the end of the prior month.

			(b)	If in a Notice of Borrowing no election as to the
Type of Canadian Dollar Loan is specified, then the requested Canadian
Dollar Loan shall be a Canadian Base Rate Loan.  If a Canadian COF Rate
Loan is requested but no Interest Period with respect to such Loan is specified in any such notice, then VWR Canada shall be deemed to have selected an Interest Period of thirty (30) days duration.




 . (a) The U.S. Dollar Borrowers jointly and severally agree to pay to the Administrative Agent for the account of each U.S. Dollar Lender, on each March 31, June 30, September 30 and December 31 during the Commitment Period and on the date on which the U.S. Dollar Commitments shall be terminated as provided herein, a commitment fee (the
Commitment Fee) at a rate per annum equal to the Commitment Fee Rate in effect from time to time on the average daily amount of the Available U.S. Dollar Commitments during the preceding quarter (or shorter period commencing with the date hereof or ending with the Termination Date or the date on which the U.S. Dollar Commitments shall be terminated). As provided in the definition of Available U.S. Dollar Commitments, any Swing Line Loans by the Swing Line Lender outstanding during any quarter shall not reduce the Commitment Fees payable to the Administrative Agent in such quarter. VWR Canada agrees to pay to the Administrative Agent for the account of each Canadian Dollar Lender, on each March 31, June 30, September 30, and December 31 during the Commitment Period and on the date on which the Canadian Dollar Commitments shall be terminated as provided herein, a commitment fee at a rate per annum equal to the Commitment Fee Rate in effect from time to time on the average daily amount of the Available Canadian Dollar Commitments during the preceding quarter (or shorter period commencing with the date hereof or ending with the Termination Date or the date on which the Canadian Dollar Commitments shall be terminated). All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days and shall be paid in U.S. Dollars. The Commitment Fee due to each Lender shall commence to accrue on the date hereof, and shall cease to accrue on the earlier of the Termination Date and the termination of the Commitment of such Lender as provided herein. The Administrative Agent shall distribute (a) the Commitment Fees on the Available U.S. Dollar Commitments among the U.S. Dollar Lenders pro rata in accordance with their respective U.S. Dollar Commitment Percentages and (b) the Commitment Fees on the Available Canadian Dollar Commitments among the Canadian Dollar Lenders pro rata in accordance with their respective Canadian Dollar Commitment Percentages.

			(b)	The U.S. Dollar Borrowers jointly and severally agree
to pay the Administrative Agent, for its own account, administrative and other fees at the times and in the amounts set forth in the Fee
Letter.


<PAGE 89>

			(c)	The foregoing fees shall be paid on the dates due, in
immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders.  Once paid, none of the foregoing fees shall be refundable under any circumstances.

 . (a) Subject to the provisions of subsection 4.3, each Base Rate Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be) at a rate per annum equal to the Base Rate plus the Applicable Margin.

			(b)	Subject to the provisions of subsection 4.3, each
Eurodollar Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Euro-Rate for the Interest Period in effect for such Eurodollar Loan plus the Applicable Margin.

			(c)	Subject to the provisions of subsection 4.3, each
Canadian Base Rate Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be) at a rate per annum equal to the Canadian Base Rate plus the Applicable Margin.

			(d)	Subject to the provisions of subsection 4.3, each
Canadian COF Rate Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be) at a rate per annum equal to the Canadian COF Rate for the Interest Period in effect for such Canadian COF Rate Loan plus the Applicable Margin.

			(e)	Subject to the provisions of subsection 4.3, each
Swing Line Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at the rate per annum mutually agreed to for such Swing Line Loan by the U.S. Dollar
Borrowers and the Swing Line Lender.
			(f)	Interest on each Loan shall be payable in arrears on
each Interest Payment Date applicable to such Loan; provided that, interest accruing on overdue amounts pursuant to subsection 4.3 shall be payable on demand as provided in such subsection.

			(g)	As soon as practicable the Administrative Agent shall
notify VWR and the U.S. Dollar Lenders of (i) each determination of a
Euro-Rate and (ii) the effective date and the amount of each change in the interest rate on a Eurodollar Loan or Base Rate Loan.  As soon as practicable, BOA Canada shall notify VWR, the Administrative Agent and the Canadian Dollar Lenders of (i) each determination by BOA Canada of a Canadian COF Rate and (ii) the effective date and the amount of each change in the interest rate on a Canadian COF Rate Loan or Canadian
Base Rate Loan.  Each determination of an interest rate by the
Administrative Agent or BOA Canada, as the case may be, pursuant to any provision of this Agreement (including this subsection 4.2 and subsection 4.3) shall be conclusive and binding on the Borrowers and the Lenders in the absence of clearly demonstrable error.  At the request of the Borrowers, the Administrative Agent or BOA Canada, as
the case may be, shall deliver to VWR a statement showing the

<PAGE 90>

quotations used by it in determining any interest rate pursuant to subsections 4.2(a) through 4.2(d).

			(h)	For the purposes of the Interest Act (Canada), in
order to effectuate the agreed rates of interest or commitment fees provided herein with respect to Canadian Dollar Loans, (i) the principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement or the Canadian Dollar Notes,
(ii) the rates of interest stipulated under this Agreement and the Canadian Dollar Notes are intended to be nominal rates and not effective rates or yields, and (iii) each rate of interest or commitment fees determined on a basis of 360 days is equivalent to such rate multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360.

 . If the U.S. Dollar Borrowers or VWR Canada shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, the U.S. Dollar Borrowers or VWR Canada, as the case may be, shall on demand from time to time pay interest on any overdue payment of principal (in lieu of the interest otherwise payable on such principal under Section 4.2) and, to the extent permitted by law, on overdue payments of interest and other amounts due hereunder up to the date of actual payment (after as well as before judgment):

			(a)	in the case of overdue principal of a Base Rate Loan,
Swing Line Loan or a Eurodollar Loan, at a rate determined by the
Administrative Agent to be the lower of (i) 2% per annum above the rate which would otherwise be payable on such Loans in accordance with the provisions hereof or (ii) the maximum rate permitted under applicable law;

			(b)	in the case of overdue principal of a Canadian Base
Rate Loan or a Canadian COF Rate Loan, at a rate determined by BOA
Canada to be the lower of (i) 2% per annum above the rate which would otherwise be payable on such Loans in accordance with the provisions hereof and (ii) the maximum rate permitted under applicable law; and

			(c)	in the case of any other amount payable hereunder
(whether for interest, fees or otherwise), at a rate equal to 2% per annum above the Base Rate.

 . In the event, and on each occasion, that prior to the first day of the commencement of any Interest Period for a Eurodollar Loan, the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the U.S. Dollar Borrowers) that dollar deposits in the principal amount of such Eurodollar Loan are not generally available in the London interbank market, or that the rate at which such dollar deposits are being offered will not adequately and fairly reflect the cost to the U.S. Dollar Lenders of making or maintaining the principal amount of such Eurodollar Loan during such Interest Period, or that reasonable means do not exist for ascertaining the Euro-Rate, the Administrative Agent shall, as soon as practicable thereafter, give written, telegraphic or telephonic notice of such determination to VWR and the Lenders. After such notice shall have been given and until the circumstances giving rise to such notice no
<PAGE 91>

longer exist, each request for a Eurodollar Loan or for conversion to or maintenance of a Eurodollar Loan pursuant to the terms of this Agreement shall be deemed to be a request for a Base Rate Loan. Each determination by the Administrative Agent hereunder shall be conclusive absent error in calculation.

 . (a) The Commitments shall be automatically terminated on the Termination Date, whereupon the entire outstanding principal balance of the Loans, plus all accrued and unpaid interest thereon, and any fees or other amounts owed under the Loan Documents, shall become due and payable.

			(b)	Upon at least five Business Days prior irrevocable
written (including telecopy) notice to the Administrative Agent, the Borrowers may at any time in whole permanently terminate, or from time to time in part permanently reduce, the U.S. Dollar Commitments, the Swing Line Commitment and/or the Canadian Dollar Commitments; provided, however, that (i) each partial reduction of any Commitment shall be in a minimum principal amount of $5,000,000 or in whole multiples of $1,000,000 in excess thereof, (ii) the U.S. Dollar Commitments may not be reduced or terminated such that after such reduction or termination, the U.S. Dollar Commitments are less than either the Canadian Dollar
Commitments or the Swing Line Commitment and (iii) the Commitments may not be reduced or terminated if, after giving effect thereto and to any prepayments of the U.S. Dollar Loans, the Swing Line Loans and/or the Canadian Dollar Loans made on the effective date thereof (A) the aggregate amount of the U.S. Dollar Exposure at such time would exceed the aggregate amount of the U.S. Dollar Commitments at such time, (B) the aggregate principal amount of the Swing Line Loans then outstanding would exceed the Swing Line Commitment at such time or (C) the aggregate amount of the Canadian Dollar Exposure at such time would exceed the aggregate amount of the Canadian Dollar Commitments at such time.

			(c)	The aggregate amount of the U.S. Dollar Commitments
shall be automatically and permanently reduced on each date set forth below by the amount set forth opposite such date:

Commitment Reduction Date	Commitment Reduction Amount

July 30, 2001	$25,000,000
July 30, 2002	$25,000,000.

In addition, to the extent that VWR and/or any Subsidiary enters into a Permitted Receivables Facility in an amount in excess of seventy-five million dollars ($75,000,000), the aggregate amount of the U.S. Dollar Commitments shall on the date such Permitted Receivables Facility becomes effective be automatically and permanently reduced by an amount equal to the amount by which such Permitted Receivables Facility exceeds $75,000,000. Simultaneously with each mandatory permanent reduction of the U.S. Dollar Commitments pursuant to this paragraph
(c), the U.S. Dollar Borrowers shall make a payment of the U.S. Dollar Loans and/or the Swing Line Loans to the extent required so that, after giving effect to such reductions and such payments (i) the aggregate amount of the U.S. Dollar Exposure at such time does not exceed the
<PAGE 92>

aggregate amount of the U.S. Dollar Commitments at such time and (ii) the aggregate principal amount of the Swing Line Loans then outstanding does not exceed the Swing Line Commitment at such time. All such reductions and payments shall be without penalty or premium (except for the amounts owing pursuant to subsection 4.11, if any). Unless the U.S. Dollar Borrowers otherwise direct, all mandatory prepayments of the U.S. Dollar Loans pursuant to this clause (c) shall be applied by the Administrative Agent to repay Base Rate Loans and any excess shall be applied to repay Eurodollar Loans, with payments applied to Eurodollar Loans being applied in the order of next maturing Interest Periods.

			(d)	Each reduction in the U.S. Dollar Commitments
hereunder shall be made ratably among the U.S. Dollar Lenders in accordance with their respective U.S. Dollar Commitment Percentages.

 . (a) The Borrowers shall have the right at any time and from time to time to prepay any Loan, in whole or in part, without premium or penalty (but in any event subject to subsection 4.11), upon prior written, telecopy or telephonic notice to the Administrative Agent and, in the case of Canadian Dollar Loans, each Canadian Dollar Lender given, in the case of Base Rate Loans or Swing Line Loans, no later than 10:30 a.m., Philadelphia time, one Business Day before any proposed prepayment, in the case of Eurodollar Loans, no later than 10:30 a.m., Philadelphia time, three Business Days before any such proposed prepayment and, in the case of Canadian Dollar Loans, no later than twelve oclock (12:00) noon, Philadelphia time, one Business Day before any proposed prepayment. In each case the notice shall specify the date and amount of each such prepayment, whether the prepayment is of (i) U.S. Dollar Loans, Swing Line Loans, Canadian Dollar Loans or a combination thereof, and, if a combination thereof, the amount allocable to each and (ii) Eurodollar Loans, Base Rate Loans, Canadian Base Rate Loans, Canadian COF Rate Loans or a combination thereof, and, if a combination thereof, the amount allocable to each; provided, however, that each such partial prepayment shall be in the principal amount of at least (A) with respect to prepayments of U.S. Dollar Loans bearing interest at a Euro-Rate, $5,000,000 or in whole multiples of $1,000,000 in excess thereof, (B) with respect to prepayments of U.S. Dollar Loans bearing interest at the Base Rate, $500,000 or in whole multiples of $100,000 in excess thereof and (C) with respect to prepayments of Canadian Dollar Loans, CAN $250,000 or in whole multiples of CAN $100,000 in excess thereof. There shall be no minimum principal amount with respect to any prepayments of Swing Line Loans.

			(b)	Each notice of prepayment shall be irrevocable and
shall commit the applicable Borrower(s) to prepay the amount specified in such notice.

			(c)	Upon receipt of any notice of prepayment (other than
in respect of Swing Line Loans), the Administrative Agent shall promptly notify each Lender thereof.

			(d)	Amounts prepaid pursuant to subsection 4.6(a) on
account of the U.S. Dollars Loans, the Swing Line Loans or the Canadian

<PAGE 93>

Dollar Loans may be reborrowed, subject to the terms and conditions hereof.

 . (a) If at any time, as a result of fluctuations in exchange rates between U.S. Dollars and Canadian Dollars, the aggregate amount of the Canadian Dollar Exposure at such time shall exceed the Canadian Dollar Commitments at such time, VWR Canada shall prepay the Canadian Dollar Loans by paying to the Canadian Dollar Lenders for their own account an amount equal to such excess. Any payments in respect of the Canadian Dollar Loans shall be made in Canadian Dollars and be paid to the Canadian Dollar Lenders pro rata based on their respective Canadian Dollar Commitment Percentages.

			(b)	Any prepayment of the Canadian Dollar Loans pursuant
to subsection 4.7(a) may, subject to the terms and conditions relating to borrowings hereunder, be reborrowed by VWR Canada.

			(c)	All prepayments of the Canadian Dollar Loans under
this subsection 4.7 shall be applied, unless otherwise directed by VWR
Canada, to any Canadian Base Rate Loans then outstanding and the balance, if any, to Canadian COF Rate Loans outstanding, with payments applied to Canadian COF Rate Loans being applied in order of next maturing Interest Periods. Any prepayment of Canadian COF Rate Loans shall be subject to subsection 4.11.

 . Notwithstanding any other provision herein, if any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any U.S. Dollar Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and refinance Base Rate Loans to Eurodollar Loans shall forthwith be cancelled and (b) such Lenders Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the U.S. Dollar Borrowers shall pay to such Lender such amounts, if any, as may be required pursuant to subsection 4.11.

 . (a) In the event that any change in any Requirement of Law or in the interpretation, or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

			(i)	shall subject any Lender to any tax of
any kind whatsoever with respect to this Agreement, any Note, any Letter of Credit, any Application, any Eurodollar Loan or any Canadian COF Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for taxes covered by subsection 4.10 and changes in the rate of tax (including, with respect to Canadian Dollar Lenders, surtax) on the net income or, with respect to Canadian Dollar Lenders, capital of such Lender);
<PAGE 94>

		    (ii)	shall impose, modify or hold applicable
any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the interest rate on such Eurodollar Loan or Canadian COF Rate
Loan, as the case may be, hereunder; or

		   (iii)	shall impose on such Lender any other
condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or Canadian COF Rate Loans or issuing or participating in Letters of Credit or maintaining any Commitment hereunder or to reduce any amount receivable hereunder in respect thereof then, in any such case, the Borrowers shall as promptly as practicable pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall as promptly as practicable notify VWR, through the Administrative Agent, of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender, through the Administrative Agent, to VWR shall be conclusive in the absence of clearly demonstrable error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

			(b)	In the event that any Lender shall have determined
that any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on such Lenders or such corporations capital as a consequence of its obligations hereunder or under any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such change or compliance (taking into consideration such Lenders or such corporations policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, the Borrowers shall as promptly as practicable pay such Lender, upon its demand, such additional amount or amounts as will compensate such Lender for such reduction. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall as promptly as practicable notify VWR, through the Administrative Agent, of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender, through the Administrative Agent, to VWR shall be conclusive in the absence of clearly demonstrable error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
<PAGE 95>

			(c)	Each Lender agrees that it will use reasonable
efforts in order to avoid or to minimize, as the case may be, the payment by the Borrowers of any additional amount under subsections 4.9(a) or (b); provided, however, that no Lender shall be obligated to incur any expense, cost or other amount in connection with utilizing such reasonable efforts.

 . (a) All payments made by the Borrowers under this Agreement and the Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (excluding, in the case of the Administrative Agent and each Lender, net income taxes and franchise or gross receipts taxes imposed on the Administrative Agent or such Lender, as the case may be, as a result of a present or former connection between the jurisdiction of the government or taxing authority imposing such tax and the Administrative Agent or such Lender (excluding a connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or the Notes)) (all such non-excluded taxes, levies, imposts, duties, charges, fees, deductions and withholdings being hereinafter called Taxes). If any Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder or under the Notes, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Notes. Whenever any Taxes are payable by the Borrowers, as promptly as possible thereafter the Borrowers shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrowers showing payment thereof. If the Borrowers fail to pay any Taxes when due to the appropriate taxing authority or fail to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrowers shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.
The agreements in this subsection shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

			(b)	Each U.S. Dollar Lender that is not incorporated
under the laws of the United States of America or a state thereof agrees that it will deliver to VWR and the Administrative Agent (i) two duly completed copies of United States Internal Revenue Service Form
1001 or 4224 or successor applicable form, as the case may be, and (ii) an Internal Revenue Service Form W-8 or W-9 or successor applicable form, or such other properly completed documentation prescribed by applicable law, as will permit payments hereunder to be made without withholding or at a reduced rate. Each such Lender also agrees to deliver to VWR and the Administrative Agent two further copies of the said Form 1001 or 4224 and Form W-8 or W-9, or successor applicable
<PAGE 96>

forms or other manner of certification, as the case may be, or such other properly completed documentation prescribed by applicable law, as will permit payments hereunder to be made without withholding or at a reduced rate, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to VWR, and such extensions or renewals thereof as may reasonably be requested by VWR or the Administrative Agent, unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises VWR and the Administrative Agent. Each such Lender shall certify (i) in the case of a Form 1001 or 4224, that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and (ii) in the case of a Form W-8 or W-9, that it is entitled to an exemption from United States backup withholding tax.

			(c)	Each Canadian Dollar Lender agrees that, on the
Closing Date, it will deliver to VWR Canada and the Administrative
Agent an instrument in writing certifying that such Canadian Dollar
Lender is not a non-resident of Canada for the purposes of Part XIII of the Income Tax Act (Canada) and either (i) that it is the sole beneficial owner of payments of principal of and interest on its Canadian Dollar Loans, or (ii) that attached are the names of the beneficial owners of payments of principal of and interest on its Canadian Dollar Loans together with certificates of such beneficial owners stating that they are not non-residents of Canada for the purposes of Part XIII of the Income Tax Act (Canada). Each Canadian
Dollar Lender agrees to advise VWR Canada and the Administrative Agent of any changes in respect of the foregoing.

			(d)	Notwithstanding the foregoing subsections 4.10(a) or
4.10(b), the Borrowers shall not be required to pay any additional amounts to any Lender in respect of United States withholding tax pursuant to such subsections if (i) the obligation to pay such additional amounts would not have arisen but for a failure by such
Lender to comply with the requirements of subsection 4.10(b) or
(ii) such Lender shall not have furnished VWR with such forms listed in subsection 4.10(b) and shall not have taken such other steps as reasonably may be available to it under applicable tax laws and any applicable tax treaty or convention to obtain an exemption from, or reduction (to the lowest applicable rate) of, such United States withholding tax.

			(e)	Notwithstanding the foregoing subsections 4.10(a) or
4.10(c), VWR Canada shall not be required to pay any additional amounts to any Canadian Dollar Lender in respect of Canadian withholding tax pursuant to such subsections if (i) the obligation to pay such additional amounts would not have arisen but for the status of such
Canadian Dollar Lender or any Person having a participation or other interest in the Canadian Dollar Loans of such Canadian Dollar Lender as a non-resident of Canada for the purposes of Part XIII of the Income
Tax Act (Canada), or (ii) such Canadian Dollar Lender shall not have
<PAGE 97>

taken such steps as reasonably may be available to it under applicable tax laws and any applicable tax treaty or convention to obtain an exemption from, or reduction (to the lowest applicable rate) of, such Canadian withholding tax.

 . (a) The Borrowers jointly and severally agree to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (i) default by a Borrower in payment when due of the principal amount of or interest on any Eurodollar Loan, Swing Line Loan or Canadian COF Rate Loan, (ii) default by a Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans, Swing Line Loans or Canadian COF Rate Loans after the Borrowers have given a notice requesting the same in accordance with the provisions of this Agreement, (iii) default by a Borrower in making any prepayment after the Borrowers have given a notice thereof in accordance with the provisions of this Agreement or
(iv) the making of a prepayment (whether voluntary, mandatory, as a result of acceleration or otherwise) of Eurodollar Loans, Swing Line Loans or Canadian COF Rate Loans on a day which is not the last day of an Interest Period with respect thereto or, in the case of a Swing Line Loan, on the date such Swing Line Loan is due, including, without limitation, in each case, any such loss or expense arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained. A certificate as to any amounts that a Lender is entitled to receive under this subsection
4.11 submitted by such Lender, through the Administrative Agent, to VWR shall be conclusive in the absence of clearly demonstrable error and all such amounts shall be paid by the Borrowers promptly upon demand by such Lender. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

			(b)	For the purpose of calculation of all amounts payable
to a Lender under this subsection, each Lender shall be deemed to have actually funded its relevant Eurodollar Loan, Swing Line Loan or
Canadian COF Rate Loan through the purchase of a deposit bearing interest at the Euro-Rate, the applicable rate on such Swing Line Loan or the Canadian COF Rate, as the case may be, in an amount equal to the amount of that Eurodollar Loan, Swing Line Loan or Canadian COF Rate
Loan, as the case may be, and having a maturity comparable to the relevant Interest Period or due date; provided, however, that each
Lender may fund each of its Eurodollar Loans or Canadian COF Rate
Loans, and the Swing Line Lender may fund its Swing Line Loans, in any manner it sees fit, and the foregoing assumptions shall be utilized only for the calculation of amounts payable under this subsection.
This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

  (a) Except as required under subsection 4.8, each borrowing of U.S. Dollar Loans, each payment or prepayment of principal of any U.S. Dollar Loans, each payment of interest on the U.S. Dollar Loans, each payment of Commitment Fees with respect to the U.S. Dollar Commitments, each payment of a Reimbursement Obligation, and each reduction of the U.S. Dollar Commitments, shall be made pro rata among the U.S. Dollar

<PAGE 98>

Lenders in accordance with their respective U.S. Dollar Commitment
Percentages.

			(b)	Each borrowing of Canadian Dollar Loans, each payment
or prepayment of principal of any Canadian Dollar Loans, each payment of interest on the Canadian Dollar Loans, each payment of Commitment
Fees with respect to the Canadian Dollar Commitments and each reduction of the Canadian Dollar Commitments, shall be made pro rata among the
Canadian Dollar Lenders in accordance with their respective Canadian
Dollar Commitment Percentages.

			(c)	Except as provided in subsection 2.16, each borrowing
of a Swing Line Loan, each payment or prepayment of principal of a
Swing Line Loan, each payment of interest on the Swing Line Loans and each reduction of the Swing Line Commitment shall be for the sole account of the Swing Line Lender.

			(d)	Each Lender agrees that in computing such Lenders
portion of any borrowing to be made hereunder, the Administrative Agent
(or, with respect to Canadian Dollar Loans, the Canadian Dollar
Lenders) may, in its (or their) discretion, round each Lenders percentage of such borrowing to the next higher or lower whole dollar amount.

			(e)	Unless the Administrative Agent shall have been
notified in writing by the applicable Borrower(s) prior to the date of any payment being made hereunder that such Borrower(s) will not make such payment to the Administrative Agent, the Administrative Agent may assume that such Borrower(s) will make such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of the corresponding amount. If such payment is not made to the Administrative Agent by the applicable Borrower(s) within three Business Days of such required date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount was made available pursuant to the preceding sentence, the amount so made available with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against any Borrower.

 . (a) Except with respect to payments in connection with the Canadian Dollar Loans (other than Commitment Fees in respect of the Canadian Dollar Commitments) or the Swing Line Loans, the Borrowers shall make each payment (including principal of or interest on any borrowing or any fees or other amounts including Reimbursement Obligations) hereunder not later than 12:00 (noon), Philadelphia time, on the date when due in Dollars to the Administrative Agent at its offices set forth in subsection 11.2, in immediately available funds. Such payments shall be made without set off or counterclaim of any kind.
The Administrative Agent shall distribute to the Lenders any payments received by the Administrative Agent promptly upon receipt in like funds as received.


<PAGE 99>

			(b)	Any payments with respect to the Swing Line Loans
(including principal of, or interest on, any borrowing or other amounts) shall be made to the Swing Line Lender. Any such payments shall be made not later that 12:00 (noon), Philadelphia time, on the date when due in Dollars at the office of the Swing Line Lender set forth in subsection 11.2 in immediately available funds. Such payment shall be made without setoff or counterclaim of any kind.

			(c)	Any payments with respect to the Canadian Dollar
Loans (including principal of or interest on any borrowing or any fees or other amounts) (other than Commitment Fees in respect of the Canadian Dollar Commitments) shall be made directly to the Canadian
Dollar Lenders at their respective offices set forth in section 11.2 in Canadian Dollars in immediately available funds not later than 12:00
(noon) Philadelphia time on the date due. Such payments shall be made without set off or counterclaim of any kind. As provided in subsection
4.1, any payments of Commitment Fees by VWR Canada to the Canadian
Dollar Lenders shall be made to the Administrative Agent, for the account of the Canadian Dollar Lenders, at its offices set forth in subsection 11.2 on the date when due in Dollars and in immediately available funds. Such payments shall be made without set off or counterclaim of any kind.

			(d)	Whenever any payment (including principal of or
interest on any borrowing or any fees or other amounts) hereunder
(other than payments on Eurodollar Loans or Canadian COF Rate Loans) shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business
Day, and such extension of time shall in such case be included in the computation of interest or fees, if applicable.

 . The Borrowers shall have the right at any time upon prior irrevocable notice to the Administrative Agent and, with respect to Canadian Dollar Loans, each Canadian Dollar Lender (i) not later than 12:00 noon, Philadelphia time, one Business Day prior to conversion, to convert any Eurodollar Loan to a Base Rate Loan, (ii) not later than 10:00 a.m., Philadelphia time, three Business Days prior to conversion or continuation, to convert any Base Rate Loan into a Eurodollar Loan or to continue any Eurodollar Loan as a Eurodollar Loan for any additional Interest Period, (iii) not later than 10:00 a.m., Philadelphia time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Loan to another permissible Interest Period, and (iv) not later than 12:00 noon, Philadelphia time, one Business Day prior to conversion, to convert any Canadian Base Rate Loan to a Canadian COF Rate Loan, to convert any Canadian COF Rate Loan to a Canadian Base Rate Loan or to convert the Interest Period with respect to any Canadian COF Rate Loan to another permissible Interest Period, subject in each case to the following:

			(a)	a Eurodollar Loan or Canadian COF Rate Loan may not
be converted at a time other than the last day of the Interest Period applicable thereto;

			(b)	any portion of a Loan required to be repaid in less
than one month or maturing within one month of the Termination Date may
<PAGE 100>

not be converted into or continued as a Eurodollar Loan or Canadian COF
Rate Loan;

			(c)	no Eurodollar Loan may be continued as such and no
Base Rate Loan may be converted to a Eurodollar Loan when any Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined that such a continuation is not appropriate;

			(d)	any portion of a Eurodollar Loan that cannot be
converted into or continued as a Eurodollar Loan by reason of paragraph
4.14(b) or 4.14(c) automatically shall be converted at the end of the Interest Period in effect for such Loan to a Base Rate Loan;

			(e)	on the last day of any Interest Period for Eurodollar
Loans, if the U.S. Dollar Borrowers have failed to give notice of conversion or continuation as described in this subsection or if such conversion or continuation is not permitted pursuant to subsection
4.14(d), such Loans shall be converted to Base Rate Loans on the last day of such then expiring Interest Period;

			(f)	no Canadian COF Rate Loan may be continued as such
and no Canadian Base Rate Loan may be converted to a Canadian COF Rate
Loan when any Default has occurred and is continuing and BOA Canada has determined that such a continuation is not appropriate;

			(g)	any portion of a Canadian COF Rate Loan that cannot
be converted into or continued as a Canadian COF Rate Loan by reason of paragraph 4.14(b) or 4.14(f) automatically shall be converted at the end of the Interest Period in effect for such Loan to a Canadian Base
Rate Loan;

			(h)	on the last day of any Interest Period for Canadian
COF Rate Loans, if VWR Canada has failed to give notice of conversion or continuation as described in this subsection or if such conversion or continuation is not permitted pursuant to subsection 4.14(g), such
Loans shall be converted to Canadian Base Rate Loans on the last day of such then expiring Interest Period;

			(i)	Swing Line Loans may not be converted to Eurodollar
Loans or Base Rate Loans; and

			(j)	Each request by a Borrower to convert or continue a
Loan shall constitute a representation and warranty that no Default shall have occurred and be continuing.

Accrued interest on a Loan (or portion thereof) being converted shall be paid by the applicable Borrower(s) at the time of conversion.

 . (a) All borrowings, conversions and continuation of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections that, after giving effect thereto, the aggregate principal amount of the Loans comprising each (i) Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (ii) Canadian COF Rate
<PAGE 101>

Tranches shall be equal to CAN $250,000 or a whole multiple of CAN $100,000 in excess thereof.

			(b)	The Borrowers shall not have outstanding at any one
time more than in the aggregate eight Eurodollar Tranches and/or
Canadian COF Rate Tranches.

 . (a) U.S. Dollar and Canadian Dollar Loans. The proceeds of the U.S. Dollar Loans and Canadian Dollar Loans shall be used by the applicable Borrower(s) (i) for working capital and general corporate purposes (including acquisitions to the extent permitted hereunder, prepayment of the E-Merck Subordinated Debt, repaying Reimbursement Obligations and Swing Line Loans and lending the proceeds thereof to a Subsidiary of VWR), and (ii) to repay Indebtedness under the Existing Credit Agreement.

			(b)	Swing Line Loans.  The proceeds of the Swing Line
Loans shall be used for working capital and general corporate purposes in the ordinary course of business (including repaying Reimbursement
Obligations and lending the proceeds thereof to a Subsidiary of VWR).

 . Each Lender agrees that, upon the occurrence of any event giving rise to the operation of subsections 4.8, 4.9 and/or 4.10(a) with respect to such Lender, it will, if requested by the Borrowers or if it makes any demand for compensation under any such subsection, use reasonable efforts to designate another lending office for any Loans affected by such event with the goal of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this subsection shall affect or postpone any of the obligations of any Borrowers or the rights of any Lender pursuant to subsections 4.8, 4.9 and 4.10(a).

 . Notwithstanding anything to the contrary contained in subsections 4.9, 4.10 and 4.11, VWR Canada shall have no obligation to the U.S. Dollar Lenders under such subsections except in respect of Canadian Dollar Loans.




		To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and to issue or participate in the Letters of Credit, each of the Borrowers hereby represents and warrants to the Agents and each Lender that:

 . The consolidated balance sheet of VWR and its consolidated Subsidiaries as at December 31, 1997 and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, copies of which have heretofore been furnished to each Lender, present fairly the consolidated financial condition of VWR and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the fiscal year then ended. The unaudited consolidated balance sheet of
<PAGE 102>

VWR and its consolidated Subsidiaries as at March 31, 1998 and the related unaudited consolidated statements of income and of cash flows for the three-month period ended on such date, certified by a Responsible Officer of VWR, copies of which have heretofore been furnished to each Lender, present fairly the consolidated financial condition of VWR and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the three-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved.

 . Since December 31, 1997, there has been no development or event which has had or could reasonably be expected to have a Material
Adverse Effect.

 . Each of the Loan Parties and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

 . Each of the Loan Parties has the corporate power, authority, and legal right, to make, deliver and perform this Agreement and each other Loan Document to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and each other Loan Document to which it is a party. No consent or authorization of, filing with or other act by or in respect of, any Governmental Authority or any other Person (including stockholders and creditors of the Loan Parties) is required in connection with the Extensions of Credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any other Loan Document. This Agreement has been and each other Loan Document to which it is a party will be, duly executed and delivered on behalf of such Loan Party. This Agreement constitutes and each other Loan Document when executed and delivered will constitute, a legal, valid and binding obligation of each Loan Party party thereto enforceable against such Loan Parties in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).


<PAGE 103>

 . The execution, delivery and performance of this Agreement and the other Loan Documents by the Loan Parties, the Extensions of Credit hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of any Loan Party or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any properties or revenues of any Loan Party pursuant to any such Requirement of Law or Contractual Obligation.

 . No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrowers, threatened against any Loan Party or any of their respective Subsidiaries or against any of its or their respective properties or revenues (a) with respect to this Agreement, the other Loan Documents or any of the transactions contemplated hereby, or
(b) as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined, could have a Material Adverse Effect.

 . Neither VWR, any other Loan Party nor any of its or their Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which could have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

 . Each of the Loan Parties has filed or caused to be filed all tax returns which, to its knowledge, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves, if any, in conformity with GAAP have been provided on the books of VWR or its Subsidiaries, as the case may be); no tax Lien has been filed against any of the Loan Parties or any of their Subsidiaries, and, to the knowledge of each of the Loan Parties, no claim is being asserted, with respect to any such tax, fee or other charges.

 . No part of the proceeds of any Loans will be used for purchasing or carrying any margin stock within the respective meanings of each of the quoted terms under Regulation U or for any purpose which violates the provisions of Regulation U or any other Regulations of the Board of Governors of the Federal Reserve System. If requested by any Lender or the Administrative Agent, the Borrowers will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-l referred to in said Regulation U.

 . Each Plan (such representations in respect of any Multiemployer Plan being made to the best knowledge of each Loan Party) has complied in all material respects with the applicable provisions of ERISA and the Code. No prohibited transaction or accumulated funding deficiency
(each as defined in subsection 9.1(k)) or, Reportable Event has occurred with respect to any Single Employer Plan. The present value of all accrued benefits under each Single Employer Plan of which any
<PAGE 104>

Loan Party or a Commonly Controlled Entity is a sponsor (based on those assumptions used to fund the Plans), as calculated by such Loan Partys actuaries, did not, as of the last annual valuation date, which in the case of any Plan was not earlier than January 1, 1998, exceed the value of the assets of the Plans allocable to such benefits. Neither any Loan Party nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan and neither any Loan Party nor any Commonly Controlled Entity would become subject under ERISA to any liability if any Loan Party or any such Commonly Controlled Entity were to withdraw completely from any Multiemployer Plan as of the valuation date most closely preceding the date this representation is made or deemed made. Such Multiemployer Plans are neither in Reorganization as defined in Section 4241 of ERISA nor Insolvent as defined in Section 4245 of ERISA. The present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the liability of the Loan Parties and each Commonly Controlled Entity for post-retirement benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) does not, in the aggregate, exceed the assets under all such Plans allocable to such benefits by an amount in excess of $5,000,000. Neither any Loan Party nor any Commonly Controlled Entity has any or has received notice of any liability under the Coal Industry Retiree Health Benefit Act of 1992. Neither a Reportable Event nor an accumulated funding deficiency within the meaning of
Section 412 of the Code or Section 302 of ERISA has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan or Multiemployer Plan. No termination of a Single Employer Plan has occurred, and no Lien on assets of any of the Loan Parties or any Commonly Controlled Entity in favor of the PBGC or a Plan has arisen during such five-year period.

 . None of the Loan Parties is an investment company, or a company controlled by an investment company, within the meaning of the Investment Company Act of 1940, as amended.

 . The proceeds of the Loans shall be used by the Borrowers only for the purposes permitted by subsection 4.16

 . (a) Except to the extent that all of the following could not reasonably be expected to have a Material Adverse Effect:

			(i)	To the best knowledge of each of the Borrowers after
reasonable inquiry, the Properties do not contain, and have not previously contained, in, on, or under, including, without limitation, the soil and groundwater thereunder, any Materials of Environmental
Concern in amounts or concentrations that constitute or constituted a violation of, or reasonably could give rise to liability under
Environmental Laws.

			(ii)	To the best knowledge of each of the Borrowers after
reasonable inquiry, the Properties and all operations and facilities at the Properties are in compliance, and have in the last five years been in compliance with all Environmental Laws, and there is no
<PAGE 105>

contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by any Loan Party or any Subsidiary thereof which could interfere with the continued operation of any of the Properties or impair the fair saleable value of any thereof. None of the Loan Parties or any of their respective Subsidiaries have assumed any liability of any Person under Environmental Laws.

			(iii)	Neither VWR, any other Loan Party, nor any of their
Subsidiaries has received or is aware of any claim, notice of violation, alleged violation, non-compliance, investigation or advisory action or potential liability regarding environmental matters or compliance of Environmental Law with regard to the Properties which has not been satisfactorily resolved by VWR, such other Loan Party, or such
Subsidiary, nor is VWR nor any other Loan Party aware or have reason to believe that any such action is being contemplated, considered or threatened.

			(iv)	To the best knowledge of each Borrower after diligent
inquiry, Materials of Environmental Concern have not been generated, treated, stored, transported, disposed of, at, on, from or under any of the Properties, nor have any Materials of Environmental Concern been transferred from the Properties to any other location except in either case in the ordinary course of business of the Loan Parties or any of their respective Subsidiaries, in compliance with all Environmental
Laws and such that it could not reasonably be expected to give rise to liability under any applicable Environmental Law.

			(v)	There are no governmental, administrative actions or
judicial proceedings pending or, to the best knowledge of each Borrower after reasonable inquiry, contemplated or threatened under any
Environmental Laws to which VWR, any other Loan Party or any of their respective Subsidiaries is or will be named as a party with respect to the Properties, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any
Environmental Law with respect to any of the Properties.

			(vi)	To the best knowledge of the Borrowers after
reasonable inquiry, there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operation of VWR or any Subsidiary in connection with the Properties or otherwise in connection with the business operated by VWR or any Subsidiary in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under any Environmental Law.

			(vii)	To the best knowledge of the Borrowers after
reasonable inquiry, each of the representations and warranties set forth in paragraphs 5.13(a)(i) through 5.13(a)(vii) is true and correct with respect to each Property.

		(b)	Set forth on Schedule 5.13 is a description of one action
relating to Environmental Laws in which the amount sought is not

<PAGE 106>

stated, although the Borrowers do not believe that such action will result in a Material Adverse Effect.

 . No financial statement, exhibit or schedule furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document contains any misstatement of fact, or omitted or omits to state any fact necessary to make the statements therein not misleading under the circumstances under which they were made or given, where such misstatement or omission would be material to the interests of the Lenders with respect to the performance of a Loan Party of its obligations hereunder or thereunder. Prior to the date hereof, the Borrowers have disclosed to the Lenders in writing any and all facts which materially and adversely affect (to the extent the Borrowers can as of the date hereof reasonably foresee), the business, operations or financial condition of VWR and its Subsidiaries taken as a whole, and the ability of the Loan Parties to perform their obligations under this Agreement and the other Loan Documents.

 . Each of the Loan Parties and each of their respective Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted (the Intellectual Property) except for those as to which the failure to own or license could not reasonably be expected to have a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property, nor does such Loan Party know of any valid basis for any such claim. The use of such Intellectual Property by the Loan Parties and their Subsidiaries does not infringe the rights of any Person, except for such claims and infringements that, in the aggregate, do not have such a Material Adverse Effect.

 . All of the Subsidiaries of a Borrower at the date hereof are listed on Schedule 5.16 of this Agreement under its name.

 .

			(a)	Each Borrower has the power and authority under the
laws of its jurisdiction of incorporation and under its articles of incorporation and by-laws to enter into and perform the Science Kit
Acquisition Agreements to which it is a party; all actions (corporate or otherwise) necessary or appropriate for the execution and performance of the Science Kit Acquisition Agreements by the Borrowers
party thereto have been taken; and the Science Kit Acquisition
Agreements constitute the valid and binding obligation of each party thereto, enforceable in accordance with their respective terms.

			(b)	The making and performance of the Science Kit
Acquisition Agreements will not violate any provision of any law or regulation, federal, state or local, including precedents of the jurisdiction of incorporation of any Borrower, and will not violate any provisions of the articles of incorporation and by-laws of any Borrower, or constitute a default under any agreement by which any Borrower or its property may be bound.
<PAGE 107>

 . The obligations of the Borrowers under this Agreement rank senior in priority of payment to the E-Merck Subordinated Debt and any other Subordinated Debt.

 . No Loan Party is subject to regulation as a holding company, subject to regulation as an affiliate of a holding company, or subject to regulation as a subsidiary company of a holding company, in each case under the Public Utility Holding Company Act of 1935, as amended.

 . Each of the Loan Parties and their Subsidiaries have reviewed the areas within their businesses and operations which could be adversely affected by, and have developed or are developing a program to address on a timely basis, the risk that certain computer applications used by the Loan Parties or their Subsidiaries (or any of their respective material suppliers, customers or vendors) may be unable to recognize and perform properly date-sensitive functions involving dates prior to and after December 31, 1999 (the Year 2000 Problem). The Year 2000 Problem is not reasonably expected to result in any Material Adverse Effect.

 . Each of the Loan Parties and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material real property, except for minor defects in title that do not interfere in any material respect with its ability to conduct its business as presently conducted.

 . The agreement of each Lender to make the initial Extension of Credit requested to be made by it is subject to the satisfaction, immediately prior to or concurrently with the making of such Loan on the Closing Date, of the following conditions precedent:

			(a)	Credit Agreement.  The Administrative Agent shall
have received (i) this Agreement, executed and delivered by each Borrower, Lender and Agent party hereto, (ii) for the account of each U.S. Dollar Lender that has made a request therefor, a U.S. Dollar Note executed by the U.S. Dollar Borrowers, (iii) if requested, for the account of the Swing Line Lender, a Swing Line Note executed by the U.S. Dollar Borrowers, and (iv) for the account of each Canadian Dollar
Lender that has made a request therefor, a Canadian Dollar Note executed by VWR Canada.

			(b)	Other Loan Documents.  The Administrative Agent shall
have received (a) the Guaranty of Canadian Dollars Loans executed and delivered by the parties thereto and (b) a Guarantee executed and delivered by VWR Scientific International Corporation and HPC
Scientific & Technology, Inc.

			(c)	Corporate Proceedings.  The Administrative Agent
shall have received a certificate of the Secretary or an Assistant
Secretary of each Loan Party dated as of the Closing Date certifying
(A) that attached thereto is a true and complete copy of the resolutions, in form and substance satisfactory to the Administrative


<PAGE 108>

Agent, of the Board of Directors of such Loan Party authorizing (i) the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (ii) the Extensions of Credit contemplated hereunder, and that such resolutions attached thereto have not been amended, modified, revoked or rescinded and
(B) as to the incumbency and specimen signature of each officer executing any Loan Document on behalf of a Loan Party; and such certificate and the attachments thereto shall be in form and substance satisfactory to the Administrative Agent.

			(d)	Corporate Documents.  The Administrative Agent shall
have received true and complete copies of the certificate or articles of incorporation and by-laws of each Loan Party, certified as of the
Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of such Loan Party.

			(e)	Fees.  The Administrative Agent shall have received
the fees to be received on the Closing Date referred to in the Fee
Letter.

			(f)	Legal Opinions.  The Administrative Agent shall have
received the following legal opinions, each dated the Closing Date:

				(i)	the executed legal opinion of Drinker Biddle &
Reath, counsel to the Loan Parties, substantially in the form of
Exhibit G-1; and

			    (ii)	the executed legal opinion of Stikeman,
Elliott, special Canadian counsel, substantially in the form of Exhibit G-2.

			(g)	Existing Credit Agreement.  The Existing Credit
Agreement and any Liens thereunder shall be terminated and all Indebtedness thereunder shall have been repaid in full.

			(h)	Science Kit Acquisition.  The Science Kit Acquisition
shall be consummated substantially on the terms set forth in the
Science Kit Acquisition Agreements.  The total cost to VWR and its
Subsidiaries to consummate such transaction shall not exceed One
Hundred Twenty Five Million Dollars ($125,000,000), plus certain fees for services rendered in connection with the acquisition, all as contemplated in the Science Kit Acquisition Agreements, and the Agents
shall be satisfied with all material aspects of the Science Kit
Acquisition.

			(i)	Good Standing.  The Administrative Agent shall have
received certificates of good standing, subsistence and/or status dated a recent date from the Secretary of State or appropriate taxing or other authorities in the state or province of incorporation of each
Loan Party.

			(j)	UCC and Other Searches.  The Administrative Agent
shall have received the results of (i) Uniform Commercial Code and/or similar searches made with respect to the Loan Parties in the states or provinces in which their chief executive offices are located and such
<PAGE 109>

other locations selected by the Agents and (ii) such tax and judgment lien searches as the Agents shall request, and each of the foregoing searches shall disclose no Liens on any assets, except for Liens permitted under subsection 9.2 or, if unpermitted Liens are disclosed, the Administrative Agent shall have received satisfactory evidence of the release of such Liens.

 . The agreement of each Lender to make any Extension of Credit requested to be made by it on any date (including, without limitation, its initial Extension of Credit) is subject to the satisfaction of the following conditions precedent:

			(a)	Representations and Warranties.  Each of the
representations and warranties made by each Loan Party herein or which are contained in any certificate, document or financial or other statement furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of such date as if made on and as of such date.
			(b)	No Default.  No Default or Event of Default shall
have occurred and be continuing on such date or after giving effect to the Extension of Credit requested to be made on such date.

			(c)	Additional Matters.  All corporate and other
proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be satisfactory in form and substance to the Agents, and the Agents shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

Each request by the Borrowers for an Extension of Credit hereunder shall constitute a representation and warranty by the Borrowers as of the date of such Extension of Credit that the conditions contained in this subsection 6.2 have been satisfied.




		Each of the Borrowers hereby agrees that, so long as any Commitment remains in effect, any Note remains outstanding and unpaid, any Letter of Credit remains outstanding or any other amount is owing to any Lender or any Agent hereunder, such Borrower shall and (except in the case of delivery of financial information, reports and notices) shall cause each of its Subsidiaries to:

 . Furnish to the Administrative Agent copies (in such quantities as the Administrative Agent shall request) of each of the following so that the Administrative Agent may (and the Administrative Agent hereby agrees to within five (5) Business Days after receipt thereof) deliver to each Lender:

			(a)	as soon as available, but in any event not later than
90 days after the close of each fiscal year of VWR, a copy of the annual audit report for such year for VWR and its consolidated
<PAGE 110>

Subsidiaries, including therein a consolidated balance sheet of VWR and its consolidated Subsidiaries as at the end of such fiscal year, and related consolidated statements of income and retained earnings and changes in cash flows of VWR and its consolidated Subsidiaries for such fiscal year, all in reasonable detail, prepared in accordance with GAAP applied on a basis consistently maintained throughout the period involved and with the prior year with such changes thereon as shall be approved by VWRs independent certified public accountants, such financial statements to be certified by Ernst & Young LLP or other independent certified public accountants selected by VWR and reasonably acceptable to the Administrative Agent, without a going concern or like qualification or exception or qualification arising out of the scope of the audit; and

			(b)	as soon as available, but in any event not later than
45 days after the end of each of the first three quarterly periods of each fiscal year of VWR, unaudited cash flows of VWR and its consolidated Subsidiaries, including therein (i) a consolidated balance sheet of VWR and its consolidated Subsidiaries as at the end of such fiscal quarter, (ii) the related consolidated statements of income and retained earnings of VWR and its consolidated Subsidiaries, and (iii)
the related consolidated statement of changes in financial position of
VWR and its consolidated Subsidiaries all for the period from the beginning of such fiscal quarter to the end of such fiscal quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the corresponding figures for the like period of the preceding fiscal year; all in reasonable detail, prepared in accordance with GAAP applied on a basis consistently maintained throughout the period involved and with prior periods and accompanied by a certificate of a Responsible Officer of VWR stating that the financial statements fairly present the financial condition of
VWR and its consolidated Subsidiaries as of the date and for the periods covered thereby (subject to normal year-end audit adjustments).

 . Furnish to the Administrative Agent copies (in such quantities as the Administrative Agent may request) of each of the following so that the Administrative Agent may (and the Administrative Agent hereby agrees to within five (5) Business Days after receipt thereof) deliver to each Lender:

			(a)	concurrently with the delivery of the financial
statements referred to in subsection 7.1(a), a certificate of VWRs independent certified public accountants reporting on such financial statements stating that in making the examination necessary for certifying such financial statements no knowledge was obtained of any Default or Event of Default, except as specifically indicated;

			(b)	concurrently with the delivery of the financial
statements referred to in subsection 7.1(a) and (b), a Compliance
Certificate executed by the chief financial officer, Treasurer or Assistant Treasurer of VWR;

			(c)	within five days after the same are sent, copies of
all financial statements and reports which VWR sent to its stockholders and within five days after the same are filed, copies of all financial
<PAGE 111>

statements and reports which any Loan Party may make to, or file with, the Securities and Exchange Commission or any successor of analogous Governmental Authority;

			(d)	promptly, such additional financial and other
information as the Administrative Agent or any Lender may from time to time reasonably request.

 . Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of VWR or its Subsidiaries, as the case may be.

 . Except as otherwise permitted in subsection 8.4, continue to engage in business of the same general type as now conducted by it and, preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business; comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

 . Keep all property useful and necessary in its business in good working order and condition; maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to each Lender, upon written request, full information as to the insurance carried.

 . Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and upon reasonable notice permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records during normal business hours and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of VWR and its Subsidiaries with officers and employees of VWR and its Subsidiaries and with its independent certified public accountants.

 .  Promptly give notice to the Administrative Agent and each Lender of:

			(a)	the occurrence of any Default or Event of Default;

			(b)	any (i) default or event of default under any
Contractual Obligation of VWR or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between VWR or any of its Subsidiaries and any Governmental Authority,

<PAGE 112>

which in either case, if not cured or if adversely determined, as the case may be, could have a Material Adverse Effect;

			(c)	any litigation or proceeding affecting VWR or any of
its Subsidiaries in which the amount involved is $5,000,000 or more and not covered by insurance as reasonably determined by VWRs corporate counsel or in which injunctive or similar relief is sought;

			(d)	the following events, as soon as possible and in any
event within 30 days after VWR knows or has reason to know thereof: (i)
the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a
Plan, any Lien in favor of PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of any Multiemployer Plan
or (ii) the institution of proceedings or the taking of any other action by the PBGC or any Borrower or any Commonly Controlled Entity or
any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan or (iii)
assessment of liability under the Coal Industry Retiree Health Benefit
Act of 1992; and

			(e)	an event which has had or could reasonably be
expected to have a Material Adverse Effect.

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrowers propose to take with respect thereto.

 . (a) Comply with, and require compliance by all tenants and all subtenants, if any, with, all Environmental Laws and obtain and comply with and maintain, and require that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, registrations or permits required by Environmental Laws, except to the extent that failure to so comply or obtain or maintain such documents could not reasonably be expected to have a Material Adverse Effect;

			(b)	Comply with all lawful and binding orders and
directives of all Governmental Authorities respecting Environmental
Laws; and

			(c)	Defend, indemnify and hold harmless the Agents and
the Lenders, and their respective employees, agents, officers, directors, successors and assigns from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to any violation of or noncompliance with or liability under any Environmental Laws, or any orders, requirements or demands of Governmental Authorities related thereto which in each case relate to or arise in connection with any Loan Party, any Property or any activities relating to any other property or business of a Loan Party or the enforcement of any rights provided herein or in the other Loan Documents, including, without limitation, attorneys and consultants fees, response costs, investigation and laboratory fees, court costs and litigation expenses,
<PAGE 113>

except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of any of the foregoing enumerated parties. This indemnity shall continue in full force and effect regardless of the termination of this Agreement and the payment of the Loans.

 . Notify the Administrative Agent in writing prior to entering into any new credit agreement or facility or any amendment or modification of any existing credit arrangement or facility, pursuant to which a Loan Party agrees to financial, affirmative and/or negative covenants which are less favorable in any material respect to a Loan Party than those contained in this Agreement. Effective upon a Loan Partys entry into any such agreement or facility, amendment or modification, the corresponding covenants, terms and conditions of this Agreement shall, unless otherwise agreed by the Required Lenders, be deemed to be automatically and immediately amended to conform with and to include the applicable covenant, terms and/or conditions of such other agreement (until such agreement is terminated and all amounts owing thereunder are repaid); provided, however, that the foregoing shall not be applicable to or be deemed to affect any provision of this Agreement which is less favorable to such Loan Party or Loan Parties than any such agreement, facility, amendment or modification. The Borrowers hereby agree promptly to execute and deliver any and all such documents and instruments and to take all such further actions as the Administrative Agent may, in its sole discretion, deem necessary or appropriate to effectuate the provisions of this subsection 7.9.

 . Notify the Administrative Agent as soon as practicable after acquiring or creating a new Subsidiary, and, if requested by the Administrative Agent, cause such new Subsidiary to execute and deliver to the Administrative Agent, at the Administrative Agents sole election, either a Joinder Agreement pursuant to which such Subsidiary shall become a U.S. Dollar Borrower hereunder or a Guarantee pursuant to which such Subsidiary shall guarantee the obligations of the Borrowers hereunder and under the other Loan Documents. The Borrowers shall execute and deliver and cause any Guarantor to execute and deliver to the Administrative Agent such further documents and take such actions as the Administrative Agent may reasonably request. Notwithstanding the foregoing, no Subsidiary of VWR shall be required to execute and deliver a Joinder Agreement or a Guarantee if (x) such Subsidiary is formed under the laws of a jurisdiction other than the United States and, in the reasonable opinion of VWR and its outside counsel, the execution of such document would result in adverse tax consequences to VWR and/or its Subsidiaries; provided that, in such circumstances such Subsidiary shall execute a Canadian Subsidiary Guarantee unless in the reasonable opinion of VWR and its outside counsel, the execution of such document would result in adverse tax consequences to VWR and/or its Subsidiaries or (y) such Subsidiary is formed in connection with a Permitted Receivables Facility and is the Subsidiary (the Securitization Subsidiary) which purchases in connection therewith accounts receivables from one or more Loan Parties.



<PAGE 114>

		Each of the Borrowers hereby agrees that, so long as any Commitment remains in effect, any Note remains outstanding and unpaid, any Letter of Credit remains outstanding or any other amount is owing to any Lender or Agent hereunder, such Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly (except that subsection 8.3 shall not apply to VWR and instead shall apply only to the Subsidiaries of VWR):

 .

			(a)	Leverage Ratio.  At the end of each fiscal quarter of
VWR ending during each period set forth below, permit the Leverage
Ratio to be greater than the ratio set forth opposite such period below:

			Period						   Ratio

	Closing - 3rd Quarter 1998	3.75 to
1.00
	4th Quarter 1998 - 3rd Quarter 1999	3.50 to
1.00
	4th Quarter 1999 and thereafter	3.00 to
1.00


			(b)	Maintenance of Consolidated Net Worth.  Permit
Consolidated Net Worth on any day to be less than (i) from the Closing
Date until December 31, 1998, $326,000,000 and (ii) thereafter, the sum of (x) $326,000,000 plus (y) seventy-five percent (75%) of Consolidated
Net Income for each fiscal year commencing with the fiscal year ending December 31, 1998, exclusive of any fiscal year (or, in the case of fiscal year 1998, partial fiscal year) in which Consolidated Net Income is a negative; provided that, for the fiscal year ending December 31, 1998, clause (y) above shall only include Consolidated Net Income for the third and fourth fiscal quarters of such fiscal year.

			(c)	Interest Coverage Ratio.  Permit the ratio for any
period of four consecutive fiscal quarters ending during any period set forth below of (i) Consolidated EBITDA for such period to (ii)
Consolidated Interest Expense for such period to be less than the ratio set forth opposite such period below:

			Period						   Ratio

	Closing to 3rd Quarter 1998	2.75 to
1.00
	4th Quarter 1998 - 3rd Quarter 2000	3.00 to
1.00
	4th Quarter 2000 - 3rd Quarter 2001	3.25 to
1.00
	4th Quarter 2001 and thereafter	3.50 to
1.00

<PAGE 115>

 . Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

			(a)	Liens for taxes not yet due or which are being
contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of such Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

			(b)	carriers, warehousemens, mechanics, materialmens,
repairmens or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings;

			(c)	pledges or deposits in connection with workers
compensation, unemployment insurance and other social security legislation;

			(d)	deposits to secure the performance of bids, trade
contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

			(e)	easements, rights-of-way, restrictions and other
similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of VWR and its Subsidiaries taken as a whole;

			(f)	Liens securing Indebtedness of a Borrower or its
Subsidiary incurred to finance the acquisition (including through Capital Leases) of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with or within ninety days after the acquisition of such fixed or capital assets or such Liens shall have existed on such assets prior to their acquisition and were by created in anticipation of their acquisition, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the Liens are not modified to secure other Indebtedness and the amount of Indebtedness secured thereby is not increased;

			(g)	Liens on the property or assets of a corporation
which becomes a Subsidiary after the date hereof, provided that (i) such Liens existed at the time such corporation became a Subsidiary and were not created in anticipation of the acquisition, (ii) any such Lien does not by its terms cover any property or assets after the time such corporation becomes a Subsidiary which were not covered immediately prior thereto and (iii) any such Lien does not by its terms secure any Indebtedness other than Indebtedness existing immediately prior to the time such corporation becomes a Subsidiary;


<PAGE 116>

			(h)	Any lien created for the direct or indirect benefit
of the purchasers or lenders in connection with a Permitted Receivables
Facility;

			(i)	cash collateral provided by VWR to cash collateralize
the Existing Letters of Credit; and

			(j)	Liens not otherwise permitted hereunder which secure
Indebtedness not exceeding, as to the Loan Parties and all Subsidiaries thereof taken together, $5,000,000 in aggregate amount at any one time outstanding.

 .  Create, incur, assume
or suffer to exist any Indebtedness except:

			(a)	Indebtedness in respect of the Loans, the Letters of
Credit and other obligations of the Loan Parties under the Loan
Documents;

			(b)	Indebtedness of any Subsidiary to VWR or any other
Subsidiary;

			(c)	Indebtedness of any Subsidiary incurred solely in
order to finance the acquisition (including through Capital Leases) of fixed or capital assets and secured by Liens permitted by subsection
8.2(g);

			(d)	Indebtedness of a corporation which becomes a
Subsidiary after the date hereof, provided that, such Indebtedness existed at the time such corporation became a Subsidiary and was not created in anticipation of the acquisition; and, renewals, extensions and modifications thereof which do not increase the principal amount thereof;

			(e)	Subordinated Debt (including the E-Merck Subordinated
Debt);

			(f)	amounts outstanding under a Permitted Receivables
Facility up to $100,000,000;

			(g)	guarantees made in the ordinary course of business by
any of the Loan Parties of the Indebtedness of any other Loan Party;

			(h)	Indebtedness of a Securitization Subsidiary in
connection with a Permitted Receivables Facility; and

			(i)	additional unsecured Indebtedness not exceeding
$15,000,000 in aggregate amount at any time outstanding.

 .  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, except that:
			(a)	any Subsidiary of VWR may be merged or consolidated
with or into VWR (provided that VWR shall be the continuing or
<PAGE 117>

surviving corporation) or with or into any other Borrower or Guarantor (provided that if any such transaction shall be between a Subsidiary which is not a Borrower or Guarantor and a Subsidiary which is a Borrower or Guarantor, such Borrower or Guarantor shall be the continuing or surviving corporation);

			(b)	any Subsidiary of VWR may sell, lease, transfer or
otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to a Borrower or Guarantor; and

			(c) any subsidiary of VWR (other than VWR Canada) may, subject to the limitations contained in subsection 8.5, sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise), including Capital Stock in any Subsidiary (other than VWR Canada), or consolidate or merge with any other Person whereupon, in the case of a sale of all of the Capital
Stock of a Subsidiary, the Subsidiary whose stock has been sold shall be released of its obligations hereunder and under the other Loan
Documents without the need for any further action on the part of any party hereto and, if requested by the Administrative Agent, the remaining Borrowers shall execute new Notes;

provided that, immediately after any such transaction referred to in paragraphs (a), (b) and (c) above and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or result from such transaction;

 . Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, except:

			(a)	obsolete or worn out property disposed of in the
ordinary course of business;

			(b)	the sale of inventory in the ordinary course of
business;

			(c)	the sale or discount without recourse of accounts
receivable arising in the ordinary course of business in connection with the compromise or collection in the ordinary course of business of such accounts receivable;

			(d)	as permitted by Section 8.4;
			(e)	the sale of accounts receivable pursuant to a
Permitted Receivables Facility in an amount not to exceed $100,000,000;

			(f)	transfers between VWR and its Subsidiaries or between
one Subsidiary and another Subsidiary; and

			(g)	in addition to the above subsections (a) through (f)
inclusive, sales of assets of VWR and its Subsidiaries for fair market value, provided that the aggregate amount of such sales, determined in accordance with GAAP, in any period of four consecutive fiscal quarters

<PAGE 118>

does not exceed ten percent (10%) of VWRs Consolidated Assets as at the beginning of such four-quarter period.

 . Declare or pay any Distribution (whether in cash or property or obligations of a Borrower or any Subsidiary thereof) in respect of any Borrower or any Subsidiary thereof, except (a) any wholly-owned Subsidiary may declare and pay dividends to a Loan Party and (b) so long as no Default exists or would be caused thereby, VWR may make Distributions to its shareholders in any amounts.

 . Except as expressly permitted in this Agreement, directly or indirectly enter into any transaction or arrangement whatsoever (including without limitations any purchase, sale, lease or exchange of property or the rendering of any service) or make any payment to or otherwise deal with any Affiliate, except, as to all of the foregoing in the ordinary course of and pursuant to the reasonable requirements of such Borrowers and its Subsidiaries business and upon fair and reasonable terms no less favorable to such Borrower or such Subsidiary, as the case may be, than would be obtained in a comparable arms length transaction with a Person not an Affiliate.

 . Purchase, hold or acquire beneficially any stock, other securities or evidences of indebtedness of, make or permit to exist any loans or advances to, or make or permit to exist any investment or acquire any interest whatsoever in, any other Person, except:

			(a)	extensions of trade credit to customers in the
ordinary course of business;

			(b)	Cash Equivalents;

			(c)	loans to officers of the Loan Parties or their
Subsidiaries in an aggregate principal amount outstanding at any time not to exceed $5,000,000;

			(d)	loans and advances to employees of the Borrowers or
their Subsidiaries for travel, entertainment and relocation expenses in the ordinary course of business in an aggregate amount not to exceed
$5,000,000 at any one time outstanding;

			(e)	Capital Stock of any Subsidiary;

			(f)	loans and advances by a Borrower or its Subsidiary to
another Borrower or its Subsidiary; and

			(g)	acquisitions by a Borrower or any Subsidiary of all
or substantially all of the Capital Stock or assets of a Person (or of any segment or division of a Person) that is in a business that is directly or indirectly related to the business of such Borrower or such
Subsidiary; provided that (i) at the time that any definitive agreement is entered into in respect of any such acquisition, no Default or Event of Default shall exist or would exist if such acquisition were consummated on such date (assuming for purposes of the covenants contained in subsection 8.1 that pro forma adjustments are made to the financial statements of the Borrower giving effect to such acquisition
<PAGE 119>

as if it had occurred on the last day of the Borrowers most recently completed fiscal quarter), (ii) any such acquisition shall have been approved by the board of directors of the entity whose stock or assets are being acquired (or, if such entity is in bankruptcy, by the bankruptcy or other court having jurisdiction over such entity), (iii) the aggregate gross purchase price (including the amount of Indebtedness assumed or incurred in connection therewith) for all such acquisitions shall not exceed $50,000,000 in any calendar year, and
(iv) prior to consummating any acquisition involving a total consideration (including Indebtedness assumed or incurred in connection therewith) in excess of $30,000,000, VWR shall have furnished to the Lenders financial statements, pro forma projections and other information relating thereto demonstrating pro forma compliance with the terms of this Agreement for the period of the next four consecutive fiscal quarters after completion of such acquisition demonstrating that no Default or Event of Default exists or would be caused thereby.

 . Permit the fiscal year of a Loan Party to end on a day other than December 31.

 . Enter into any business either directly or through any Subsidiary except for businesses in which the Borrowers and their Subsidiaries are engaged on the date of this Agreement and any business directly or indirectly related to such existing businesses.




 .  If any of the following events shall occur and be continuing:

			(a)	A Borrower shall fail to pay any principal of any
Loan or any Reimbursement Obligation when due in accordance with the terms thereof or hereof; or a Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder or thereunder
(including without limitation any fees), within three days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

			(b)	Any representation or warranty made or deemed made by
a Loan Party herein or in any other Loan Document or which is contained in any certificate or financial statement furnished at any time under or in connection with this Agreement shall prove to have been incorrect or misleading in any material respect on or as of the date made or deemed made; or

			(c)	A Borrower shall default in the observance or
performance of any agreement contained in Section 8 of this Agreement;
or

			(d)	A Loan Party shall default in the observance or
performance of any other agreement contained in this Agreement (other than as provided in subsection (a) through (c) above) or any other Loan Documents, and such default shall continue unremedied for a period of 30 days; or

<PAGE 120>

			(e)	A Loan Party or any Subsidiary thereof shall (i)
default in the payment of any principal of or interest on or any other amount payable on any Indebtedness (other than the Loans) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created and the aggregate amount of such Indebtedness in respect of which such default or defaults shall have occurred is at least $5,000,000; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder, holders, beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due and payable; or

			(f)	(i)	A Loan Party or any Subsidiary thereof shall
commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B)
seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or a
Loan Party or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against a Loan Party or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A)
results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against a Loan
Party or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, satisfied, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) a Loan Party or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) a Loan Party or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they generally become due; or

			(g)	One or more judgments or decrees shall be entered
against a Loan Party or any of its Subsidiaries involving in the aggregate a liability (excluding any such judgments or orders which are fully covered by insurance, subject to any customary deductible, and under which the applicable insurance carrier has acknowledged such full coverage in writing) of $5,000,000 or more and all such judgments or decrees shall not have been vacated, discharged, settled, satisfied or

<PAGE 121>

paid, or stayed or bonded pending appeal, within 60 days from the entry thereof; or

			(h)	Any Change in Control shall occur, or

			(i)	A Loan Party or any Subsidiary thereof shall fail to
(i) comply with or require compliance by all tenants and, to the extent possible, all subtenants, if any, with all Environmental Laws or obtain and comply with and maintain, or require that all tenants and, to the extent possible, all subtenants, obtain and comply with and maintain, any and all licenses, approvals, registrations or permits required by
Environmental Laws except to the extent that failure to so comply or obtain or maintain such documents could not reasonably be expected to have a Material Adverse Effect; or (ii) comply with all lawful and binding orders and directives of all Governmental Authorities respecting Environmental Laws except to the extent that failure to so comply could not reasonably be expected to have a Material Adverse
Effect; or

			(j)	(i)	Any Person shall engage in any prohibited
transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any accumulated funding deficiency (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of a Loan Party or any Commonly Controlled
Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer
Plan, which Reportable Event or institution of proceedings or appointment of a trustee is, in the reasonable opinion of the Required
Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) a Loan Party or any Commonly
Controlled Entity shall, or in the reasonable opinion of the Required
Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist in regard to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material
Adverse Effect; or

			(k)	VWR shall cease to own, directly or indirectly, one-
hundred percent (100%) of the legal and beneficial ownership of VWR
Canada; or

			(l)	Any other event shall have occurred which could
reasonably be expected to have a Material Adverse Effect;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to a Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding
<PAGE 122>

Letters of Credit shall have presented the documents required thereunder) shall automatically and immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, by notice to VWR declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, by notice of default to VWR, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this subsection 9.1, the U.S. Dollar Borrowers shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the L/C Coverage Requirement for each such Letter of Credit. The U.S. Dollar Borrowers hereby grant to the Administrative Agent, for the benefit of the Issuing Bank and the L/C Participants, a security interest in such cash collateral to secure all obligations of the Loan Parties under this Agreement and the other Loan Documents. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Loan Parties hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Loan Parties hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to VWR or as otherwise directed by a court of competent jurisdiction. The U.S. Dollar Borrowers shall execute and deliver to the Administrative Agent, for the account of the Issuing Bank and the L/C Participants, such further documents and instruments as the Administrative Agent may request to evidence the creation and perfection of the within security interest in such cash collateral account. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.




 . Each Lender hereby irrevocably designates and appoints PNC as the Administrative Agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes PNC, as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly
<PAGE 123>

delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement and the other Loan Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement and the other Loan Documents or otherwise exist against the Administrative Agent. PNC agrees to act as the Administrative Agent on behalf of the Lenders to the extent provided in this Agreement and the other Loan Documents.

 . The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to engage and pay for the advice and services of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible to the Lenders for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

 . Neither any of the Agents nor any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or the other Loan Documents (except for its or such Persons own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by a Loan Party or any officer thereof contained in this Agreement, the other Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Loan Documents or for any failure of the Loan Parties (or any of them) to perform their obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or the other Loan Documents, or to inspect the properties, books or records of the Loan Parties (or any of them).

 . Each of the Agents shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to one or more of the Loan Parties), independent accountants and other experts selected by such Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to
<PAGE 124>

take any action under this Agreement or the other Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or the other Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

 . The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless it has received notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a notice of default. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, it may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

 . Each Lender expressly acknowledges that neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by any Agent hereinafter taken, including any review of the affairs of the Loan Parties, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon the Agents or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and made its own decision to make its Loans hereunder and enter into this Agreement and each other Loan Document to which it is a party.
Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Loan Parties which may come into the possession

<PAGE 125>

of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

 . The Lenders agree to indemnify each of the Agents in its capacity as such (to the extent not reimbursed by the Loan Parties and without limiting the obligation, if any, of the Loan Parties to do so) in U.S. Dollars, ratably according to their respective Total Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of this Agreement, the other Loan Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from such Agents gross negligence or willful misconduct. The agreements in this subsection 10.7 shall survive the payment of the Loans and all other amounts payable hereunder.

 . Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Loan Parties (or any of them) as though such Agent were not an Agent hereunder.
With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, such Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms Lender and Lenders shall include the Agent in its individual capacity.

 . The Administrative Agent may resign as Administrative Agent hereunder and under the other Loan Documents upon 30 days notice to the Lenders and VWR. If the Administrative Agent shall resign, then the Required Lenders shall appoint from among the Lenders a successor Administrative Agent for the Lenders, which appointment shall be subject to (unless an Event of Default shall have occurred and be continuing under Section 9.1(a) or 9.1(f)) the approval of VWR (which approval shall not be unreasonably withheld). Any rejection by VWR of a successor administrative agent shall specify the reasons for such rejection. Failure of VWR to approve or reject a successor agent within ten days following request for approval shall be deemed to constitute approval. Upon such appointment and approval, such successor agent shall succeed to the rights, powers and duties of the Administrative Agent and the term Administrative Agent shall mean such successor agent effective upon its appointment and the former Administrative Agents rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or the other Loan Documents or any holders of the Loans. After any retiring Administrative Agents resignation, the provisions of this Section 10 shall inure to its benefit as to any actions taken
<PAGE 126>

or omitted to be taken by it while it was Administrative Agent under this Agreement.

 . Except as expressly provided herein, the provisions of this Section 10 are solely for the benefit of the Agents and the Lenders, and the Loan Parties shall not have any rights to rely on or enforce any of the provisions hereof. In performing its functions and duties under this Agreement and the other Loan Documents, the Administrative Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for the Loan Parties.

 . The Other Agents, in such respective capacities, shall have no duties or responsibilities under this Agreement or the other Loan Documents, but shall nevertheless be entitled to all of the indemnities and other protections afforded to the Administrative Agent under this
Section 10.




 . Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection. With the written consent of the Required Lenders, the Administrative Agent and the Borrowers may, from time to time, enter into written amendments (including letter amendments), supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or any other Loan Document or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or waiving, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of this Agreement or any other Loan Document or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall directly or indirectly (a) reduce the amount or extend the maturity of any Loan or any installment thereof, or reduce the rate of interest or extend the time of payment of interest, or reduce any fee payable to any Lender hereunder or extend the period for payment thereof, or change the duration or the amount of any Lenders Commitment, in each case without the consent of the Lender affected thereby or (b) amend, modify or waive any provision of this subsection or reduce the percentage specified in the definition of Required Lenders, or consent to the assignment or transfer by the Loan Parties of any of their rights and obligations under this Agreement and the other Loan Documents, in each case without the written consent of all the Lenders, (c) amend, modify or waive any provision of Section 10 without the written consent of the then Agents or (d) amend, modify or waive any provision of subsections 2.13, 2.14,
2.15 and 2.16 without the written consent of the then Swing Line Lender or (e) amend, modify or waive any provision of this Agreement relating to any outstanding Letter of Credit without the written consent of the Issuing Bank. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the
<PAGE 127>

Lenders and the Agents shall be restored to their former position and rights hereunder and under the outstanding Loans, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

 . All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy, telegraph or confirmed in writing), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or the next Business Day if sent by reputable overnight courier, postage prepaid, for delivery on the next Business Day, or, in the case of telecopy notice, when received during normal business hours with electronic confirmation, or, in the case of telegraphic notice, when delivered to the telegraph company, or, in the case of telex notice, when sent, answerback received, addressed as follows in the case of the Borrowers, the Administrative Agent, the Swing Line Lender, the Issuing Bank or BOA Canada, and as set forth in
Schedule I in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Loans:

	The Borrowers	c/o VWR Scientific Products Corporation
	or any of them:	1310 Goshen Parkway
		West Chester, PA  19380
		Attention:	Deborah A. Corr,
Treasurer and Assistant
Secretary
		Telecopy:	(610) 436-1760


	The Administrative	PNC Bank, National Association
	Agent, Swing Line	1600 Market Street
	Lender and Issuing	Philadelphia, PA  19103
	Bank:	Attention:	Victoria R. Ziff,
			Vice President
		Telecopy:	(215) 585-6795

	With a Copy to:	PNC Bank, National Association
		Multi-Bank Loan Administration
		One PNC Plaza, 22nd Floor
		249 Fifth Avenue
		Fourth Floor Annex
		Pittsburgh, PA  15222-2707
		Attention:	Arlene Ohler
		Telecopy:	(412) 762-8672

	BOA Canada:	Bank of America Canada
		1055 Dunsmuir Street
		Suite 574, Four Bentall Centre
		P.O. Box 49295
		Vancouver, British Columbia V7X 1L3
		Canada
<PAGE 128>
		Attention:	Albert Somody
			Vice President
		Telecopier:	(604) 683-1940;

provided that (a) any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to subsections 2.3, 2.5, 2.15, 3.3, 4.6, 4.7 and 4.14 shall not be effective until received and
(b) any notice of a Default or Event of Default hereunder shall be sent by telecopy or reputable overnight courier.

 . No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

 . All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the other Loan Documents.

 . Each of the Borrowers jointly and severally agrees (a) to pay or reimburse each of the Agents for all its out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, administration of and the syndication of, this Agreement, the other Loan Documents and any other documents executed and delivered in connection herewith or therewith and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Agents, (b) to pay or reimburse the Agents for all their out-of-pocket costs and expenses incurred in connection with any amendment, supplement or modification to this Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith, including without limitation, the reasonable fees and disbursements of counsel, (c) pay or reimburse each Lender and each Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, reasonable fees and disbursements of counsel to any Agent and any Lender, (d) to pay, indemnify, and hold each Lender and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any (other than taxes expressly excluded from the definition of Taxes in subsection 4.10) which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (e) to pay, indemnify, and hold each Lender and each Agent harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind
<PAGE 129>

or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents including, without limitation, any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Laws applicable to the operations of the Loan Parties or their Subsidiaries (all the foregoing, collectively, the indemnified liabilities), provided, that the Borrowers shall have no obligation hereunder to any Agent or any Lender with respect to indemnified liabilities arising from the gross negligence or willful misconduct of such Person. The agreements in this subsection shall survive repayment of the Loans and all other amounts payable hereunder. All references in this subsection to attorneys fees shall include the allocable costs of in-house legal services of any Agent. The obligations of VWR Canada under this subsection shall be limited to the amounts reasonably related to the Canadian Dollar Loans.

 . (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrowers, the Administrative Agent, the Other Agents or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns. The Borrowers may not assign or transfer any of their rights or obligations under this Agreement or the other Loan Documents without the prior written consent of each Lender.

			(b)	Each Lender may, in accordance with applicable law,
sell to any Lender or Affiliate thereof (except that, in the case of an assignment of the Canadian Dollar Commitment, the consent of VWR Canada shall be required to the extent required by applicable law, which consent VWR Canada shall give immediately in all circumstances) and, with the consent of VWR and the Administrative Agent (or, with respect to the Canadian Dollar Commitment, VWR Canada) (which consents shall not be unreasonably withheld), to one or more banks, financial institutions or other accredited investors (as defined in Regulation D of the Securities Act of 1933, as amended) (each, a Purchasing Lender)
all or any part of its interests, rights and obligations under this
Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans at the time owing to it and the Notes, if any, held by it); provided, however, that (i) so long as the
Commitments are then in effect, such assignment shall be in an amount not less than $5,000,000 (or such lesser amount as (x) VWR and the
Administrative Agent shall agree in their sole discretion or (y) is an assignment of all of a Lenders interests under the U.S. Dollar
Commitments and/or the Canadian Dollar Commitments), (ii) the parties to each such assignment shall execute and deliver to the Administrative
Agent and VWR for its acceptance and recording in the Register an
Assignment and Acceptance, together with the Note or Notes (if any)
subject to such assignment and a processing and recordation fee of
$3,500 and (iii) the Swing Line Lender may not assign in whole or in part its Swing Line Commitment without the prior written consent of
VWR, unless the Swing Line Lender is no longer the Administrative
Agent.  Upon acceptance and recording pursuant to paragraph (e) of this subsection 11.6, from and after the effective date specified in an
<PAGE 130>

Assignment and Acceptance, which effective date shall be at least five Business Days after the execution and delivery thereof to VWR and the Administrative Agent (or such shorter period as the Administrative Agent and VWR may agree in their sole discretion), (A) such Purchasing Lender shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lenders rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of subsections 4.9, 4.10, 4.11 and 9.5 (to the extent that such Lenders entitlement to such benefits arose out of such Lenders position as a Lender prior to the applicable assignment). Such Assignment and Acceptance shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting amounts and percentages held by the Lenders after giving effect to the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such assigning Lender under this Agreement and the other Loan Documents. Notwithstanding any provision of this subsection 11.6, the consent of VWR shall not be required for any assignment which occurs at any time when any of the events described in subsection 9(f) shall have occurred and be continuing.

			(c)	By executing and delivering an Assignment and
Acceptance, the assigning Lender thereunder and the Purchasing Lender thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby, free and clear of any adverse claim and that its Commitment(s), (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto, or the financial condition of the Loan
Parties or any Subsidiary thereof or the performance or observance by the Loan Parties or any Subsidiary thereof of any of its obligations under this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such Purchasing Lender confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to subsection 7.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such Purchasing Lender will independently and without reliance upon any Agent, such assigning
Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own
<PAGE 131>

credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (vi) such Purchasing Lender appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; and (vii) such Purchasing Lender agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender including, (A) if it is becoming a U.S. Dollar Lender and is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to subsection 4.10 to deliver the forms prescribed by the Internal Revenue Service of the United States certifying as to the Purchasing Lenders exemption from United States withholding taxes with respect to all payments to be made to the Purchasing Lender under this Agreement, and
(B) if it is becoming a Canadian Dollar Lender, its obligations under subsection 4.10(c) to provide information regarding its status for Canadian withholding tax purposes.

			(d)	The Administrative Agent shall maintain at its
offices in Philadelphia, Pennsylvania a copy of each Assignment and Acceptance and the names and addresses of the Lenders, and the Commitment(s) of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time
(the Register). The entries in the Register shall be conclusive in the absence of manifest error and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and any Lender at any reasonable time and from time to time upon reasonable prior notice.

			(e)	Upon its receipt of a duly completed Assignment and
Acceptance executed by an assigning Lender and a Purchasing Lender (and in the case of a Purchasing Lender that is not then a Lender or an
Affiliate thereof, by VWR and the Administrative Agent) together with the Note or Notes (if any) subject to such assignment and the processing and recordation fee referred to in paragraph (b) above, the
Administrative Agent shall promptly (i) accept such Assignment and
Acceptance, (ii) record the information contained therein in the
Register and (iii) give notice thereof to the Lenders.

			(f)	Each Lender may without the consent of VWR or the
Administrative Agent (except to the extent provided below) sell participations to one or more banks or other entities (each a Participant) in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents, provided, however, that (i) such Lenders obligations under this Agreement to the other parties to this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Loan(s) (and, if applicable (Note(s)) for all purposes under this Agreement and the other Loan Documents, (iv) the Borrowers, the Lenders
<PAGE 132>

and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lenders rights and obligations under this Agreement and the other Loan Documents, (v) in any proceeding under the Bankruptcy Code such Lender shall be, to the extent permitted by law, the sole representative with respect to the obligations held in the name of such Lender, whether for its own account or for the account of any Participant, and (vi) such Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of this Agreement or any other Loan Document, other than any such amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest that forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan or Commitment, postpones any date fixed for any regularly scheduled payment of principal of, or interest or fees on, any such Loan, or releases any Loan Party liable on such Loan.

			(g)  If amounts outstanding under this Agreement are due or
unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and the other Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this
Agreement or, if applicable, any Note, provided that in purchasing such participation such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in subsection 11.8.
The Borrowers also agree that each Participant shall be entitled to the benefits of subsections 4,9, 4.10, 4.11 and 11.5 with respect to its participation in the Commitments and the Loans outstanding from time to time; provided, that no Participant shall be entitled to receive any greater amount pursuant to such subsections than the assigning Lender would have been entitled to receive in respect of the amount of the participation transferred by such assigning Lender to such Participant had no such transfer occurred.

			(h) If any Participant of a U.S. Dollar Lender is organized under the laws of any jurisdiction other than the United
States or any state thereof, the assigning Lender, concurrently with the sale of a participating interest to such Participant, shall cause such Participant (i) to represent to the assigning Lender (for the benefit of the assigning Lender, the other Lenders, the Administrative Agent and the Borrowers) that under applicable law and treaties no taxes will be required to be withheld by the Administrative Agent, the Borrowers or the assigning Lender with respect to any payments to be made to such Participant in respect of its participation in the Loans and (ii) to agree (for the benefit of the assigning Lender, the other Lenders, the Administrative Agent and the Borrowers) that it will deliver the tax forms and other documents required to be delivered pursuant to paragraph 4.10(b) and comply from time to time with all applicable U.S. laws and regulations with respect to withholding tax exemptions. In the case of an assigning Lender which is a Canadian
Dollar Lender, the assigning Lender, concurrently with the sale of a participating interest to such Participant, shall cause such
<PAGE 133>

Participant (i) to represent to the assigning Lender (for the benefit of the assigning Lender, the Administrative Agent and VWR Canada) that it is not a non-resident of Canada for the purposes of Part XIII of the Income Tax Act (Canada) and that under applicable law and treaties no taxes will be required to be withheld by the Administrative Agent, the assigning Lender or VWR Canada with respect to any payments to be made to such Participant in respect of its participation in the Loans and
(ii) to agree (for the benefit of the assigning Lender, the Administrative Agent and VWR Canada) that it will comply with subsection 4.10(c) and comply from time to time with all applicable Canadian laws and legislation and the administrative practice of Revenue Canada with respect to Canadian withholding taxes.

			(i) Any Lender may at any time assign all or any portion of its rights under this Agreement and any Notes issued to it to a Federal Reserve Bank; provided that no such assignment shall release a Lender from any of its obligations hereunder.

  The Borrowers authorize each Lender to disclose to any Participant or Purchasing Lender and any prospective Participant or Purchasing Lender any and all information relating to the Loan Parties and their Affiliates which has been furnished to such Lender by or on behalf of the Loan Parties; provided that, each Lender agrees to cause each of its Participants or potential Participants to agree in favor of VWR and such Lender to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information provided to it by such Lender in connection with this Agreement; provided however, that any such agreement may allow such Participant or potential Participant to disclose such information (a) at the request of any regulatory authority or in connection with an examination of such Participant or potential Participant by any such regulatory authority,
(b) pursuant to subpoena or other court process, (c) when required to do so in accordance with the provisions of any applicable law, (d) at the direction of any other agency of any State of the United States or of any other jurisdiction in which such Participant or potential Participant conducts its business, or (e) to such Participants or potential Participants independent auditors and other professional advisors; provided, further, that no Lender shall be required to take any actions to enforce or monitor any such agreements with its Participants or potential Participants or be responsible for any breaches thereof.

 . (a) Except to the extent that this Agreement provides for payment to be allocated to a particular Lender or to the Lenders under a particular facility, if any Lender (a benefitted Lender) shall at any time receive any payment of all or part of its Loans or the Reimbursement Obligation owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in subsection 9(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lenders Loans or the Reimbursement Obligation owing to it, or interest thereon, such benefitted Lender shall purchase for cash from the other Lenders such portion of each such other Lenders Loan or the Reimbursement
<PAGE 134>

Obligation owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each of the Borrowers, jointly and severally agrees that each Lender so purchasing a portion of another Lenders Loan or Reimbursement Obligation may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

			(b)	Notwithstanding anything to the contrary contained
herein, it is understood and agreed that (i) no U.S. Dollar Lender shall be required to buy any participation or purchase any interest in any Canadian Dollar Loans and (ii) no Canadian Dollar Lender shall be required to buy any participation or purchase any interest in any U.S.
Dollar Loans, Swing Line Loans or any Reimbursement Obligation; except to the extent, in each case, that a U.S. Dollar Lender is also a Canadian Dollar Lender or a Canadian Dollar Lender is also a U.S.
Dollar Lender.

			(c)	In addition to any rights and remedies of the Lenders
provided by law, upon the occurrence and during the continuance of an
Event of Default, each Lender shall have the right, without prior notice to the Borrowers (or any of them), any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, upon any amount becoming due and payable by a Borrower hereunder or, if applicable, under the Notes (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender to or for the credit or the account of such Borrower.  Each Lender agrees promptly to notify VWR and the
Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

 . This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

 . Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.


<PAGE 135>

 . Each Borrower other than VWR hereby grants to VWR an irrevocable power of attorney to act as its attorney-in-fact with regard to all matters relating to this Agreement, the Applications and each other Loan Document, including, without limitation, execution and delivery of any Notice of Borrowing, and amendments, supplements, waivers or other modifications hereto or thereto, receipt of any notices hereunder or thereunder and receipt of service of process in connection herewith or therewith and making all elections as to interest rates and interest payment dates. Each such Borrower hereby explicitly acknowledges that the Administrative Agent and each Lender has executed and delivered this Agreement and each other Loan Document to which it is a party, and has performed its obligations under this Agreement and each other Loan Document to which it is a party, in reliance upon the irrevocable grant of such power of attorney pursuant to this subsection 11.11.

 . (a) If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding the day on which final judgment is given.

			(b)	The obligation of the Borrowers in respect of any sum
due to any Lender or Agent hereunder shall, notwithstanding any judgment in a currency (the Judgment Currency) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the Agreement Currency), be discharged only to the extent that on the Business Day following receipt by such Lender or
Agent of any sum in the Judgment Currency such Lender or Agent may in accordance with normal banking procedures purchase the Agreement
Currency with the Judgment Currency; if the amount of the Agreement
Currency so purchased is less than the sum originally due to such
Lender or Agent in the Agreement Currency, each Borrower jointly and severally agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or Agent against such loss, and if the amount of the Agreement Currency so purchased exceeds the sum originally due to any Lender or Agent, such Lender or Agent agrees to remit to such Borrower such excess.

 . This Agreement and the other Loan Documents represent the agreement of the parties hereto with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, Other Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

 . THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE COMMONWEALTH OF PENNSYLVANIA.

 .  Each of the Borrowers hereby irrevocably and unconditionally:

			(a)	submits for itself and its property in any legal
action or proceeding relating to this Agreement or any Note, or for
<PAGE 136>

recognition and enforcement of any judgement in respect thereof, to the non-exclusive general jurisdiction of the Courts of the Commonwealth of Pennsylvania, the courts of the United States of America for the Eastern District of Pennsylvania, and appellate courts from any thereof;

			(b)	consents that any such action or proceeding may be
brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

			(c)	waives and hereby acknowledges that it is estopped
from raising any objection based on forum non conveniens, any claim that any of the above-referenced courts lack proper venue or any objection that any of such courts lack personal jurisdiction over it so as to prohibit such courts from adjudicating any issues raised in a complaint filed with such courts against one or more Borrowers concerning this Agreement or the other Loan Documents;

			(d)	acknowledges and agrees that the choice of forum
contained in this subsection 11.15 shall not be deemed to preclude the enforcement of any judgment obtained in any forum or the taking of any action under the Loan Documents to enforce the same in any appropriate jurisdiction;

			(e)	agrees that service of process in any such action or
proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to VWR at its address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant to this Agreement;

			(f)	agrees that nothing herein shall affect the right to
effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

			(g) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

 .  Each of Borrowers hereby acknowledges that:

			(a)	it has been advised by counsel in the negotiation,
execution and delivery of this Agreement and the other Loan Documents;

			(b)	neither any Agent nor any Lender has any fiduciary
relationship to the Borrowers (or any of them) and the relationship hereunder between the Agents and Lenders, on the one hand, and the Borrowers, on the other hand, is solely that of debtor and creditor;
and

			(c)	no joint venture exists among the Lenders or among
the Borrowers (or any of them) and the Lenders or any Agent.
<PAGE 137>

 . On and after the occurrence of an Event of Default hereunder, no U.S. Dollar Borrower shall seek or be entitled to any reimbursement from any other U.S. Dollar Borrower, or be subrogated to any rights of the Lenders against any U.S. Dollar Borrower, in respect of any payments made pursuant to the Loan Documents, until all amounts owing to the U.S. Dollar Lenders hereunder and under the other Loan Documents are paid in full.

 . EACH OF THE BORROWERS, THE ADMINISTRATIVE AGENT, THE SYNDICATION AGENT, THE DOCUMENTATION AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY MANDATORY COUNTERCLAIM THEREIN.

		IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.


	VWR SCIENTIFIC PRODUCTS
CORPORATION


						By:
Name: Deborah A. Corr
Title: Treasurer



						VWR SCIENTIFIC OF CANADA LTD.


By:
Name: Deborah A. Corr
Title: Assistant
Secretary



						SCIENTIFIC HOLDINGS CORP.


						By:
							Name: Deborah A. Corr
							Title: Secretary



SCIENCE KIT, INC.


						By:
Name: Deborah A. Corr
Title: Secretary

<PAGE 138>
WARDS NATURAL SCIENCE
ESTABLISHMENT, INC.


						By:
Name: Deborah A. Corr
Title: Secretary



CENTRAL SCIENTIFIC COMPANY


						By:
Name: Deborah A. Corr
Title: Secretary



A.J. REYNOLDS COMPANY, LLC


						By:
Name: Deborah A. Corr
Title: Treasurer



					PNC BANK, NATIONAL ASSOCIATION,
  as a Lender and as
Administrative
  Agent


						By:
							Name: Victoria R. Ziff
							Title: Vice President

					BANK OF AMERICA NATIONAL TRUST
						  AND SAVINGS ASSOCIATION


						By:
							Name: John Pocalyko
							Title: Managing Director

						BANK OF AMERICA CANADA


						By:
							Name: Albert Somody
							Title: Vice President


<PAGE 139>


TABLE OF CONTENTS


Page

SCHEDULES

SCHEDULE I	Lender and Commitment Information
SCHEDULE 5.13	Environmental
SCHEDULE 5.16	List of Subsidiaries


EXHIBITS

EXHIBIT A-1	Form of U.S. Dollar Note
EXHIBIT A-2	Form of Canadian Dollar Note
EXHIBIT A-3	Form of Swing Line Note
EXHIBIT B	Form of Compliance Certificate
EXHIBIT C-1	Form of Guaranty of Canadian Dollar Loans - US
EXHIBIT C-2	Form of Guaranty of Canadian Dollar Loans - Canada
EXHIBIT C-3	Form of Canadian Subsidiary Guaranty
EXHIBIT D	Form of Joinder Agreement
EXHIBIT E	Form of Guarantee
EXHIBIT F-1	Form of Notice of Borrowing For U.S. Dollar Loans
and Swing Line Loans
EXHIBIT F-2	Form of Notice of Borrowing For Canadian Dollar
Loans
EXHIBIT G-1	Form of Legal Opinion of Drinker, Biddle & Reath
EXHIBIT G-2	Form of Legal Opinion of Special Canadian Counsel
EXHIBIT H	Form of Assignment and Assumption Agreement